Corporate Profile

Citrus Financial Services, Inc. (Citrus), the parent company of Citrus Bank, National Association, has three full-service banking offices and one loan production office. Two of the full-service offices are located in Indian River County, one in Vero Beach and one in Sebastian. The third full-service location is in Barefoot Bay, which is in adjacent Brevard County. The loan production office is located in Sebring, Florida. Citrus has $96 million in consolidated assets. The principal business activities for Citrus Bank include offering a wide range of FDIC-insured deposit products and commercial, real estate and consumer loans, as well as full service mortgage banking activities. In addition, Citrus offers armored car services for its commercial clientele. Citrus' stock is closely held and not traded on any national market.


Contents
To Our Stockholders and Friends..................             2
Consolidated Financial Highlights................             3
Management's Discussion and Analysis.............             4
Independent Auditors' Report.....................             29
Consolidated Financial Statements................             30
Notes to Consolidated Financial Statements.......             34
Board of Directors...............................             51
Officers.........................................             53
Shareholder Information..........................             54

To Our Stockholders and Friends

Building blocks for the future: Neither your Board nor Management are pleased with 2000 results. Over the last two years we have experienced performance difficulties both in loan losses and operation efficiencies. Looking forward, we feel the worst of these problems are behind us. We remain committed to making stockholder return our primary goal.

After several years of favorable loan loss experience, the economic reversal late in 2000 caused a number of borrowing relationships to reverse dramatically and impact operating results. In assessing our future, we obtained an outside loan review for the Bank. It was the consensus of the firm doing the review that problem loans have been properly identified and adequate loan loss reserves are now in place to cover potential loan losses, based upon currently available information. This is important as we go forward. Although having to double our reserve and provide loan loss provisions in excess of $1,000,000 in one year is certainly detrimental to current earnings, it was necessary in order to provide the safety and soundness that our shareholders and depositors expect. While provisions for loan loss are charged to current earnings, they are based upon evaluations and estimates of loan quality. Losses do not actually occur until a loan becomes uncollectible and is charged off against the reserve.

Lack of capital market receptivity to our equity offering caused us to curtail our ambitious expansion plans. However, the unsuccessful public offering caused us to incur costs that continued into, and adversely impacted 2000 operating results. We have closed our loan production operation in Miami. We are continuing to explore additional ways that we can increase efficiency and lower costs.

With the additional capital the organizers provided last year, by exercising warrants, Citrus Financial remains a well-capitalized bank holding company. This is especially important for our being able to build our future. Although additional growth will have to be provided for by future earnings, our stability as a bank holding company is based largely on our capital. These dollars represent our financial strength and your investment.

We thank all of our shareholders for their patience. We know that the last two years have been disappointing for you as investors. We appreciate your continued support and confidence. We assure you that we are working to keep your investment sound while providing you with adequate returns in the future.

                                   Sincerely,



Robert L. Brackett,                                    Randy J. Riley,
Chairman of the Board                                  Interim President & CEO

Consolidated Financial Highlights:  Citrus Financial Services, Inc.

SUMMARY OF FINANCIAL DATA
(Dollars in thousands, except per share figures)

                                                                                          At or For the Period Ended
                                                                                          --------------------------
                                                                                                  December 31,
                                                                                                  ------------
At the Period End:                                                                       2000                     1999
- ------------------                                                                       ----                     ----

Assets ....................................................................          $      95,921            $      88,059
Loans held for investment .................................................          $      68,468            $      67,750
Loans held for investment, net of allowance for credit losses .............          $      67,482            $      67,349
Deposits ..................................................................          $      86,558            $      79,091
Stockholders' equity ......................................................          $       8,771            $       8,367
Book value per share ......................................................          $        6.16            $        6.40
Shares outstanding ........................................................              1,423,402                1,307,167
Outstanding warrants to purchase one share of
   common stock ...........................................................                   --                    114,901
Vested stock options outstanding ..........................................                 43,824                   72,613
Equity-to-assets ratio ....................................................                  9.14%                    9.50%
Nonperforming assets-to-total assets ratio ................................                  1.52%                    0.52%

For the Period: ...........................................................                 Year Ended December 31,
                                                                                            -----------------------
                                                                                         2000                     1999
                                                                                         ----                     ----
Total interest income .....................................................          $       7,367            $       6,500
Net interest income before provision ......................................          $       3,708            $       3,596
Net loss ..................................................................          $        (402)           $        (276)
Return on average assets ..................................................                 -0.44%                   -0.33%
Return on average equity ..................................................                 -4.48%                   -4.09%
Average equity-to-average assets ratio ....................................                  9.72%                    8.12%
Noninterest expenses to average assets ....................................                  3.95%                    4.66%

Yield and Rates:
Loans held for investment .................................................                   9.1%                     9.1%
Securities ................................................................                   6.1%                     5.5%
Other interest-earning assets .............................................                   7.0%                     7.3%
All interest-earning assets ...............................................                   8.6%                     8.6%
Deposits ..................................................................                   5.2%                     4.5%
Other borrowed funds ......................................................                   5.6%                     5.4%
Net interest margin .......................................................                   4.3%                     4.7%

Management's Discussion and Analysis
of Financial Condition and Results of Operations for Citrus Financial Services, Inc.

Management's discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of Citrus at, and the results of operations of Citrus for the years ended, December 31, 2000 and 1999. This discussion should be read in conjunction with the consolidated financial statements and related footnotes of Citrus presented elsewhere herein.

                                                                             At or For the Year Ended December 31,
                                                                             -------------------------------------
                                                            2000             1999             1998            1997           1996
                                                            ----             ----             ----            ----           ----
                                                            (Dollars in thousands except per share data)

Statement of Operations Data:
   Total interest income                                  $  7,367         $  6,500         $  6,452        $  5,514        $  4,973
   Total interest expense                                    3,659            2,904            2,941           2,482           2,288
   Net interest income before
          provision for credit losses                        3,708            3,596            3,511           3,032           2,685
   Provision for credit losses                               1,130              675               23             269             352
   Net interest income after
          provision for credit losses                        2,578            2,921            3,488           2,763           2,333
   Noninterest income                                          418              503              421             399             371
   Noninterest expense                                       3,642            3,867            3,007           2,775           2,573
   Provision for income taxes                                 (244)            (167)             338             137              46
   Net income (loss)                                          (402)            (276)             564             250              85

Balance Sheet Data:
   Total assets                                           $ 95,921         $ 88,059         $ 84,051        $ 69,098        $ 66,416
   Earning assets                                           87,984           79,516           76,470          61,599          59,901
   Investment securities                                    13,681            6,675            5,982           9,283           9,499
   Loans held for investment                                68,468           67,750           53,009          49,691          46,463
   Allowance for credit losses                                 986              401              461             431             354
   Loans held for sale                                         688            1,963            8,291             847           4,561
   Deposit accounts                                         86,558           79,091           76,703          62,601          58,646
   Stockholders' equity                                      8,771            8,367            6,447           5,822           5,427


                                                                                At or For the Year Ended December 31,
                                                                                -------------------------------------
                                                                2000             1999           1998            1997         1996
                                                                ----             ----           ----            ----         ----
                                                                           (Dollars in thousands except per share data)

Share Data:
   Basic earnings per share                                $      (0.29)     $    (0.29)     $     0.59      $     0.26     $  0.09
   Book value per share (period end)                               6.16            6.40            6.77            6.11        5.77
   Weighted average shares outstanding                            1,397             953             952             948         940

Performance Ratios:
Return on average assets                                          -0.44%          -0.33%           0.72%           0.37%       0.14%
Return on average equity                                          -4.48%          -4.09%           9.13%           4.46%       1.55%
Interest-rate spread during period                                 3.40%           4.10%           4.20%           4.17%       4.19%
Net interest margin                                                4.30%           4.70%           4.92%           4.88%       4.54%
Efficiency                                                        88.27%          94.34%          76.53%          80.88%      84.20%

Asset Quality Ratios:
Allowance for credit losses to period
   end loans held for investment                                   1.44%           0.59%           0.87%           0.87%       0.76%
Net charge-offs to average loans
   held for investment                                             0.77%           1.26%          (0.01)%          0.40%       0.84%
Nonperforming assets to period
   end loans held for investment
   and foreclosed property                                         2.12%           0.68%           1.67%           3.02%       3.08%
Nonperforming assets to period
   end total assets                                                1.52%           0.52%           1.06%           2.19%       2.17%

Capital and Liquidity Ratios (Citrus Bank)
Average equity to average assets                                   9.72%           8.12%           7.92%           8.28%       8.96%
Leverage (4% minimum required)                                     8.16%           9.34%           7.33%           7.93%       8.07%
Risk-based capital:
     Tier I                                                        9.13%          11.34%           9.94%          10.82%      10.82%
     Total                                                        10.29%          11.91%          10.71%          11.68%      11.56%

Overview

Citrus is a bank holding company which owns 100% of the common stock of Citrus Bank. Citrus was incorporated under the laws of the State of Florida on May 19, 1989 to enhance Citrus Bank's ability to serve its future customers' requirements for financial services.

Citrus Bank began its business operations on April 13, 1990 in a permanent facility located at the corner of Indian River Boulevard and 17th Street, Vero Beach, Florida. The facility is a three-story office condominium, the first floor of which is owned by Citrus Bank. Citrus Bank also leases portions of the second floor at this location for its operations. Citrus Bank operates a branch office at 1020 U.S. 1, Sebastian, Florida, which began operations in February 1993 and another branch office located at 1020 Buttonwood Street, Barefoot Bay, Florida, which began operations in September 1996. In addition, Citrus Bank opened two loan production offices in 1999. One of these offices is located at 3900 U.S. 27 North, Sebring, Florida, and the other loan production office in Miami, Florida, was closed in 2000.

We have grown over the last two years:

                                                                        December 31,
                                                                        ------------
                                                                2000                   1998
                                                                ----                   ----
                                                                    (dollars in thousands)

Assets                                                        $95,921                 $84,051
Loans held for investment                                      68,468                  53,009
Loans held for sale                                               688                   8,291
Deposits                                                       86,558                  76,703
Stockholders' equity                                            8,771                   6,447

The following discussion should be read in conjunction with the preceding "Selected Consolidated Financial Data" and Citrus' financial statements and the financial statement notes and the other financial data included elsewhere in this report.

Results of Operations

Net Income: Citrus experienced a net loss for the period ended December 31, 2000, of $402,000 or $.29 per share. While net interest income increased $112,000 from last year, it was not adequate to fund $1,130,000 in provisions for credit losses required during the year. Credit weaknesses discovered in late 1999, which continued during 2000, required this large provision for credit losses. These charges reduced net interest income after provision for credit losses to $2,578,000, down $343,000 from $2,921,000 in 1999. Other income declined $85,000 due principally to lower overdraft charges recorded in 2000 versus 1999. Other expenses declined from $3,867,000 in 1999 to $3,642,000 in 2000 or $225,000. Costs in 1999 associated with Citrus' terminated stock offering of $337,000 and organizational expenses of $79,000 for the Sebring acquisition account for most of the decline in other expenses from 1999 to 2000, partially offset by moderate increases in salary costs of $66,000, or 3.7%, and occupancy expenses of $57,000, or 8.3%. Salary and occupancy expenses increased over 1999 levels reflecting the opening of loan production offices in 1999, and include the costs to close the Miami, Florida, loan production office in 2000. Professional fees increased from $118,000 in 1999 to $318,000 in 2000, with an offsetting decline in director fees of $56,000 during the same period. Increased litigation costs associated primarily with collection efforts on several of Citrus Bank's credit relationships contributed to this unfavorable trend.

Net Interest Income: The largest component of net income for Citrus is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support its assets. Net interest income is determined by the rates earned on Citrus' interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Net interest income was $2.6 million for the year ended December 31, 2000, as compared to $2.9 million for the year ended December 31, 1999. The reduction of $343,000 or 11.7% reflects the increase in the provision for credit losses of $455,000. In 2000, the net interest spread, the difference between the yield on earning assets and the rate paid on interest-bearing liabilities, was 3.4%, which declined approximately 70 basis points from the spread of 4.1% in 1999. The net interest margin, net interest income divided by average interest-earning assets, was 4.3% for 2000 compared to 4.7% for 1999. The yield on average earning assets was 8.6% for 2000 and 1999, while at the same time the cost of interest-bearing liabilities was 5.2% in 2000 compared to 4.5% for 1999. The net difference of these changes accounted for the 70 basis points reduction in the net interest margin for the year. Increases in the yield on average securities from 5.5% to 6.1% and the increase in average balances from $6.4 million to $9.1 million was offset by the lower volume in loans held for sale of $4.6 million. The increase in the cost of interest-bearing liabilities reflected the growth of more costly time deposits. Average NOW, money market, and savings deposits were down $0.6 million while more costly time deposits increased $7.7 million. In addition, the cost of time deposits increased from 5.2% to 5.9%, reflecting general market conditions and a shift in maturities.

Average Balances, Income and Expenses, and Rates: The following table depicts, for the periods indicated, certain information related to Citrus' average balance sheet and its average yields on assets and average costs of liabilities. Yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages and non-accrual loans have been included in net loans held for investment.


Average Balances, Income and Expenses, and Rates (dollars in thousands and yields rounded)
                                                                                     Years Ended December 31,
                                                                                     ------------------------
                                                                            2000                                1999
                                                                            ----                                ----
                                                                          Interest   Average                  Interest    Average
                                                               Average       and      Yield/      Average       and        Yield/
                                                               Balance    Dividends    Rate       Balance     Dividends     Rate
                                                               -------    ---------    ----       -------     ---------     ----

Earning assets:
     Interest-earning deposits                                 $    63    $     4      6.3%       $    26   $     1       3.8%
     Taxable securities                                          9,109        552      6.1%         6,404       351       5.5%
     Federal funds sold                                          4,766        304      6.4%         5,449       271       5.0%
     Loans held for sale                                           927         97     10.5%         5,557       537       9.7%
     Loans held for investment, net                             70,816      6,410      9.1%        58,549     5,340       9.1%
                                                                ------      -----                  ------     -----
         Total earning assets                                   85,681      7,367      8.6%        75,985     6,500       8.6%
                                                                            -----                             -----
Non-earning assets                                               6,587                              7,048
                                                                 -----                              -----
         Total assets                                          $92,268                            $83,033
                                                               =======                            =======

Interest-bearing liabilities:
     NOW and money market deposits                             $ 7,975        191      2.4%       $ 7,685       168       2.2%
     Savings                                                     8,540        278      3.3%         9,456       306       3.2%
     Time deposits                                              53,618      3,182      5.9%        45,932     2,379       5.2%
     Other borrowings                                              142          8      5.6%           947        51       5.4%
                                                                   ---          -                     ---        --
         Total interest-bearing liabilities                     70,275      3,659      5.2%        64,020     2,904       4.5%
                                                                            -----                             -----

Noninterest-bearing liabilities                                 13,020                             12,270
Stockholders' equity                                             8,973                              6,743
                                                                 -----                              -----
         Total liabilities and stockholders' equity           $ 92,268                            $83,033
                                                              ========                            =======

Net interest income before provision
  for credit losses                                                       $ 3,708                           $ 3,596
                                                                          =======                           =======

Interest-rate spread                                                                   3.4%                               4.1%
                                                                                       ===                                ===

Net interest margin                                                                    4.3%                               4.7%
                                                                                       ===                                ===
Ratio of average earning assets to
   average interest-bearing liabilities                         121.9%                             118.7%
                                                                =====                              =====


Analysis of Changes in Net Interest Income: The following tables present the dollar amount of changes in interest income and interest expense attributable to changes in volume and the amount attributable to changes in rate. The combined effect in both volume and rate, which cannot be separately identified, has been allocated proportionately to the change due to volume and due to rate.

                                                                 For the Year Ended December 31, 2000
                                                                 vs. the Year Ended December 31, 1999
                                                                    Increase (Decrease) Due to:
                                                                    ---------------------------

                                                                                            Volume/
                                                         Volume             Rate             Rate              Total
                                                         ------             ----             ----              -----
                                                                          (dollars in thousands)
Earning assets:
   Interest-earning deposits                            $     1           $     1           $     1           $     3
   Taxable securities                                       149                38                14               201
   Federal funds sold                                       (34)               76                (9)               33
   Loans held for sale                                     (449)               44               (35)             (440)
   Loans held for investment, net                         1,116              --                 (46)            1,070
                                                          -----              -----              ---             -----

         Total earning assets                               783               159               (75)              867
                                                            ---               ---               ---               ---

Interest-bearing liabilities:
   NOW and money market deposits                              6                15                 2                23
   Savings                                                  (29)                9                (8)              (28)
   Time deposits                                            400               322                81               803
   Other borrowings                                         (43)                2                (2)              (43)
                                                            ---                 -                --               ---

         Total interest-bearing liabilities                 334               348                73               755
                                                            ---               ---                --               ---

         Net interest income before                     $   449           $  (189)          $  (148)          $   112
                                                        =======           =======           =======           =======
            provision for credit losses


                                                                 For the Year Ended December 31, 1999
                                                                 vs. the Year Ended December 31, 1998
                                                                    Increase (Decrease) Due to:
                                                                    ---------------------------

                                                                                          Volume/
                                                        Volume           Rate              Rate            Total
                                                        ------           ----              ----            -----
                                                                          (dollars in thousands)
Earning assets:
   Interest-earning deposits                            $  (1)           $ --             $ --             $  (1)
   Taxable securities                                     (86)               8               (1)             (79)
   Federal funds sold                                      45              (14)              (5)              26
   Loans held for sale                                   (367)              48              (23)            (342)
   Loans held for investment, net                         923             (394)             (85)             444
                                                          ---             ----              ---              ---

         Total earning assets                             514             (352)            (114)              48
                                                          ---             ----             ----               --

Interest-bearing liabilities:
   NOW and money market deposits                            9               22               (4)              27
   Savings                                                 66               (7)              (1)              58
   Time deposits                                           45             (135)             (27)            (117)
   Other borrowings                                        (4)              (1)             --                (5)
                                                           --               --              ---               --

         Total interest-bearing liabilities               116             (121)             (32)             (37)
                                                          ---             ----              ---              ---

         Net interest income before                     $ 398            $(231)           $ (82)           $  85
                                                        =====            =====            =====            =====
            provision for credit losses


Interest Sensitivity: Citrus monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by Citrus is the measurement of Citrus' interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities whose interest rates may be repriced within a given period of time. Citrus also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Citrus can manage interest rate sensitivity by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. Citrus evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing and off-balance sheet commitments in order to decrease interest rate sensitivity risk. The table on the following page illustrates Citrus' interest rate sensitivity at December 31, 2000, as well as the cumulative gap position at December 31, 2000 and 1999 (dollars in thousands).


                                                                                  December 31, 2000
                                                                                  -----------------
                                                                               More Than
                                                                                 Three        More Than
                                                                  Three          Months       One Year
                                                                 Months          to One        to Five        Over Five
                                                                 Or Less          Year          Years           Years         Total
                                                                 -------          ----          -----           -----         -----
Assets
     Earning assets
         Interest-earning deposits                              $     29       $   --         $   --         $   --         $     29
         Federal funds sold                                        6,351           --             --             --            6,351
         Securities(1)                                              --            3,007          7,888          2,786         13,681
         Loans held for sale                                         688           --             --             --              688
         Loans held for investment(2)                             15,962         11,377         32,575          7,321         67,235
                                  --                              ------         ------         ------          -----         ------

              Total earning assets                                23,030         14,384         40,463         10,107         87,984
                                                                  ------         ------         ------         ------         ------
Liabilities
     Interest-bearing deposits
         NOW and money market deposits(1)                          8,425           --             --             --            8,425
         Savings deposits (1)                                      8,693           --             --             --            8,693
         Certificates of deposit                                  14,221         30,998         11,648            253         57,120
                                                                  ------         ------         ------            ---         ------
              Total interest-bearing deposits                     31,339         30,998         11,648            253         74,238

     Other borrowings                                                 13             37             67           --              117
                                                                      --             --             --           ---             ---

              Total interest-bearing
                 liabilities                                      31,352         31,035         11,715            253         74,355
                                                                  ------         ------         ------            ---         ------

Interest-sensitive gap per period                               $ (8,322)      $(16,651)      $ 28,748       $  9,854       $ 13,629
                                                                ========       ========       ========       ========       ========

Cumulative gap at December 31, 2000                             $ (8,322)      $(24,973)      $  3.775       $ 13,629
                           === ====                             ========       ========       ========       ========

Ratio of cumulative gap to total earning
     assets at December 31, 2000                                   -9.5%         -28.4%           4.3%          15.5%
                        === ====                                    ===           ====            ===           ====
Ratio of cumulative gap to total assets
     at December 31, 2000                                          -8.7%         -26.0%           3.9%          14.2%
                 === ====                                           ===           ====            ===           ====

Cumulative gap at December 31, 1999                            $(12,998)      $(31,515)      $  2,399       $ 12,280
                           === ====                            ========       ========       ========       ========
Ratio of cumulative gap to total earning
     assets at December 31, 1999                                  -16.3%         -39.6%           3.0%         15.4%
                        === ====                                   ====           ====            ===          ====
Ratio of cumulative gap to total assets
     at December 31, 1999                                         -14.8%         -35.8%           2.7%         13.9%
                 === ====                                          ====           ====            ===          ====

(1) For purposes of this illustration, investments were scheduled through their contractual maturity dates. Excludes noninterest-bearing deposit accounts. Money market, NOW and savings deposits were regarded as maturing immediately. All other time deposits were scheduled through the maturity dates.
(2) In preparing the table above, adjustable-rate loans were included in the period in which the interest rates are next scheduled to adjust rather than in the period in which the loans mature. Fixed-rate loans were scheduled according to their contractual maturities. Non-accrual loans of $1,236,000 were excluded from above.

Citrus generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and would generally benefit from decreasing market rates of interest when it is liability sensitive. Citrus currently is liability sensitive through the one year time frame. This negative sensitivity gap of $25.0 million results principally from the reduction of loans held for sale in favor of securities and loans held for investment with longer periods to rate adjustments and the increase in shorter term certificates of deposits. Management anticipates that as the mix of fixed-rate to variable-rate loans stabilizes over the next few months in favor of variable-rate loans, this negative gap will decline to be more consistent with historical levels. However, this illustration of Citrus' gap analysis is not a precise indicator of its interest sensitivity position.

The analysis presents only a static view of the timing of maturities and repricing opportunities without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive position is not as indicative of Citrus' true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors including changes in the volume and mix of interest-earning assets and interest-bearing liabilities.

Asset Classification: Commercial banks are required to review and, when appropriate, classify their assets on a regular basis. The Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation, in full, questionable on the basis of currently existing facts, conditions, or the high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes a specific reserve for the full amount of the portion of the asset classified as loss. All or a portion of general credit loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for credit losses generally do not qualify as regulatory capital. Assets that do not warrant classification in the aforementioned categories, but possess weaknesses, are classified as special mention and are monitored by Citrus.

At December 31, 2000, Citrus had loan relationships totaling $3.9 million that were classified as substandard or doubtful. At December 31, 2000, Citrus had no material loss assets to be charged-off.

Allowance for Credit Losses: The allowance for credit losses is established through a provision for credit losses charged against income. Loans are charged against the provision when management believes that the collectibility of the principal is unlikely. The provision is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. The evaluations take into consideration certain factors including changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments and current anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the provision may be necessary based on changes in economic conditions. We cannot give assurances that charge-offs in future periods will not exceed the allowance for credit losses or that additional increases in the allowance for credit losses will not be required.

At December 31, 2000, the allowance for credit losses amounted to $986,000, or 1.44%, of outstanding loans held for investment. The allowance for credit losses for loans held for investment amounted to $401,000 at December 31, 1999, or 0.59%, of loans held for investment. Citrus' provision for credit losses was $1,130,000 for the year ended December 31, 2000, and $675,000 for the year ended December 31, 1999. The provisions were made based on management's identification of specific loans with credit weaknesses and an assessment of general credit loss risk and asset quality of the remaining loan portfolio.

No separate allowance for credit losses has been established for loans held for sale since these loans are purchased for amounts up to 98% of the note amount. Substantially all of these loans have take-out commitments in place at the time purchased by Citrus, and these loans meet Citrus' underwriting guidelines.

Citrus discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition has deteriorated to the point that the collection of interest is doubtful. Generally, Citrus will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

A potential problem loan is one which is still performing but one which management has serious doubts about the borrower's future performance under the terms of the loan contract. Because these loans are current as to principal and interest, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for credit losses.

The following table sets forth the information with respect to activity in Citrus' allowance for credit losses for loans held for investment during the periods indicated (dollars in thousands):

                                                                                     At December 31,
                                                                                     ---------------
                                                                                 2000               1999
                                                                                 ----               ----
Allowance at beginning of period                                                $  401              $  461
                                                                                ------              ------

    Charge-offs:
         Real estate loans                                                           5                --
         Installment loans                                                          28                 153
         Credit cards and related plans                                             13                  28
         Commercial and all other loans                                            586                 587
                                                                                   ---                 ---
    Total charge-offs                                                              632                 768
                                                                                   ---                 ---

    Recoveries:
         Real estate loans                                                        --                  --
         Installment loans                                                          84                --
         Credit cards and related plans                                              2                   1
         Commercial and all other loans                                              1                  32
                                                                                     -                  --
    Total recoveries                                                                87                  33
                                                                                    --                  --

    Provision for credit losses charged
       to operations                                                             1,130                 675
                                                                                 -----                 ---

Allowance at end of period                                                      $  986              $  401
                                                                                ======              ======

    Ratio of net charge-offs during the period to average loans
       held for investment outstanding during the period                          0.77%               1.26%
                                                                                  ====                ====

The following table sets forth certain information on nonaccrual loans and real estate owned, the ratio of nonaccrual loans and real estate owned to total assets as of the dates indicated and certain other related information (dollars in thousands):

                                                                                     At December 31,
                                                                                     ---------------
                                                                                 2000               1999
                                                                                 ----               ----
Nonaccrual loans held for investment:
     Real estate loans                                                          $  196             $   88
     Installment loans                                                               6                201
     Credit cards and related plans                                               --                 --
     Commercial and all other loans                                              1,034                167
                                                                                 -----                ---
Total nonaccrual loans held for investment                                       1,236                456
                                                                                 -----                ---

Accruing loans held for investment over 90 days delinquent:
     Real estate loans                                                              60               --
     Installment loans                                                            --                 --
     Credit cards and related plans                                                 32                  2
     Commercial and all other loans                                               --                 --
                                                                                 ----               ----
Total accrual loans held for investment
   over 90 days delinquent                                                          92                  2
        --                                                                          --                  -

Troubled debt restructurings not included above                                   --                 --
                                                                                 ----               ----

Total nonperforming loans held for investment                                    1,328                458
                                                                                 -----                ---

Other real estate owned:
     Real estate acquired by foreclosure or deed in lieu
         of foreclosure                                                            129               --
                                                                                   ---              ----
     Total nonperforming loans held for investment and
          other real estate owned                                               $1,457             $  458
                                                                                ======             ======

     Total nonperforming loans held for investment
         as a percentage of total loans held for investment                       1.9%               0.7%
                                                                                  ===                ===
     Total nonperforming loans held for investment
         as a percentage of total assets                                          1.4%               0.5%
                                                                                  ===                ===
     Total nonperforming loans held for investment
         and other real estate owned as a percentage
            of total assets                                                       1.5%               0.5%
                                                                                  ===                ===

Troubled debt restructurings and modified loans held for investment:
     Current                                                                    $1,478             $1,585
     Past due over 30 days and less than 90 days                                  --                 --
     Past due over 90 days and included above                                     --                 --
                                                                                 ----               ----

                                                                                $1,478             $1,585
                                                                                ======             ======

Loans on which interest was not being accrued totaled $1,236,000 at December 31, 2000, and $456,000 at December 31, 1999. Had interest been accrued on these nonaccrual loans at originally contracted rates, interest income, before income taxes, would have been increased by approximately $103,000 and $30,000 for 2000 and 1999, respectively. Of the nonaccrual loans held for investment on December 31, 2000 and 1999, all were classified by management as impaired. These impaired loans were, however, considered by management to have a reasonable likelihood of being substantially collected in full.

The following table sets forth the recorded investment in impaired loans and the related valuation allowance for each loan category as of December 31, 2000 and 1999. No loans held for sale were classified as impaired.

                                                      December 31, 2000                     December 31, 1999
                                                      -----------------                     -----------------
                                                  Total              Amount of            Total            Amount of
                                                 Impaired            Valuation           Impaired          Valuation
                                                  Loans              Allowance             Loans           Allowance
                                                  -----              ---------             -----           ---------

Real estate loans                                 $  196              $    7              $   88              $ --
Commercial loans                                   1,034                 205                 167                   3
Consumer loans                                         6                   1                 201                  11
                                                       -                   -                 ---                  --

Total impaired loans held
     for investment                               $1,236              $  213              $  456              $   14
                                                  ======              ======              ======              ======

All of the impaired loans at December 31, 2000 and 1999 were measured using management's current estimate of fair value of the collateral. The average loans held for investment classified as nonaccrual and impaired totaled $764,000 in 2000 and $324,000 in 1999. No material amounts of interest were recorded in 2000 or 1999 for impaired loans.

The following table presents information regarding Citrus' total allowance for credit losses on loans held for investment as well as the allocation of specific amounts to the various categories of loans (dollars in thousands):

                                                                            At December 31,
                                                                   2000                     1999
                                                                        Loans                      Loans
                                                                         to                         to
                                                                        Total                      Total
                                                          Amount        Loans       Amount         Loans
                                                          ------        -----       ------         -----
Loans held for investment:
      Commercial real estate loans                         $103          46%        $ 49            39%
      Residential real estate loans                          47          30%          36            34%
      Commercial loans                                      756          18%         277            21%
      Consumer loans                                         62           6%          39             6%
      Unallocated                                            18           -%          --             -%
                                                             --         ---         ----           ---

      Total allowance for credit losses                    $986         100%        $401           100%
                                                           ====         ===         ====           ===

      Allowance for credit losses as a
         percentage of the total loans
         held for investment outstanding                               1.44%                      0.59%
                                                                       ====                       ====


Noninterest Income and Expense:

Noninterest Income: Citrus' primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer and official check fees.

Total noninterest income decreased by $85,000 during 2000 as compared to the same period in 1999. Fees and service charges were $345,000 for 2000 as compared to $422,000 for 1999, an decrease of $77,000, with overdraft charges declining from $308,000 in 1999 to $223,000 in 2000.

Noninterest Expense: Total noninterest expense declined by $225,000 during 2000 as compared to the same period in 1999. The more notable variances were:

o Noninterest expenses for the loan production offices in 2000 and 1999 totaled $224,000 and $159,000, respectively, for Sebring, Florida, and $99,000 and $214,000, respectively, for Miami, Florida. The Miami loan production office was closed in July 2000.
o Other expenses in 1999 included costs of the terminated public offering of $337,000 and $79,000 in organizational expenses of the Sebring acquisition.
o Primarily due to higher costs to monitor and litigate collection efforts for problem credit relationships in 2000, legal fees and professional fees have increased $128,000 and $72,000, respectively.
o Director fees were discontinued in 2000 saving approximately $56,000.

The following table sets forth the primary components of other operating expenses for the periods indicated (dollars in thousands):

                                                          For the Years Ended
                                                               December 31,
                                                                        ---
                                                     2000                      1999
                                                     ----                      ----
Advertising and public relations                    $  108                    $  117
Assessments and insurance                               87                        80
Courier, postage, and freight                           56                        70
Data processing                                         93                        69
Directors' fees                                       --                          56
Dues, subscriptions, and memberships                    45                        40
Meetings and travel                                     26                        43
Organizational expenses                               --                          79
Professional fees                                      318                       118
Stationery, printing, and supplies                      67                        82
Telephone                                               56                        47
Terminated public offering                            --                         337
Other miscellaneous expenses                           184                       250
                                                       ---                       ---

                                                    $1,040                    $1,388
                                                    ======                    ======

Income Tax Expense: The income tax provision was a $244,000 credit for the year ended December 31, 2000, an effective rate of 37.8%. The income tax provision for the year ended December 31, 1999 was a $167,000 credit, an effective rate of 37.7%.

Analysis of Financial Condition
Earning Assets

Loans: Loans typically provide higher yields than the other types of earning assets. Thus one of Citrus' goals is for loans to be the largest category of Citrus' earning assets. For 2000 and 1999, average loans (including loans held for sale and investment) accounted for 84% of average earning assets. Management recognizes that the inherent credit and liquidity risks associated with increases in its loan portfolio must be considered so as to avoid sacrificing asset quality to achieve its asset mix goals. Loans held for investment averaged $70.8 million during 2000, as compared to $58.5 million in 1999. Loans held for sale have averaged $0.9 million during 2000, as compared with $5.6 million in 1999. The growth in average loans held for investment reflects management's emphasis on expanding Citrus' loans held for investment and a favorable market for commercial and commercial real estate loans during 2000. See discussion at "Origination, Purchase, Sale and Repayment of Loans."

The following table shows the composition of Citrus' loan portfolio by category (dollars in thousands):

Composition of Loan Portfolio:
                                                                      At December 31,
                                                                      ---------------
                                                            2000                          1999
                                                            ----                          ----
                                                                 Percent of                    Percent of
                                                     Amount        Total           Amount        Total
                                                     ------        -----           ------        -----
Loans held for investment:
     Commercial real estate                         $ 31,358         46%          $ 26,326         39%
     Residential real estate                          20,630         30%            23,160         34%
     Commercial loans                                 12,548         18%            13,881         21%
     Consumer loans                                    3,935          6%             4,385          6%
                                                       -----          -              -----          -
                                                      68,471        100%            67,752        100%
                                                                    ===                           ===
Unearned income and deferred fees, net                    (3)                           (2)
Allowance for credit losses                             (986)                         (401)
                                                        ----                          ----
     Loans held for investment, net                 $ 67,482                      $ 67,349
                                                    ========                      ========

Loans held for sale:
     Residential real estate                        $    688                      $  1,963
                                                    ========                      ========


In the context of this discussion, a "real estate" loan is defined as any loan other than loans for construction purposes secured by real estate, regardless of the purpose of the loan. Citrus follows the common practice of financial institutions in Citrus' market area of obtaining a security interest in real estate whenever possible in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, Citrus limits its loan-to-value ratio or real estate loans to 80%. Citrus' largest category of loans, commercial real estate loans, totaled $31.4 million and represented 46% of the loan portfolio at December 31, 2000, compared to $26.3 million and 39% at December 31, 1999. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

The following table reflects the contractual principal repayments (excluding nonaccrual loans of $1,236,000) by period of Citrus' loan portfolio at December 31, 2000 (dollars in thousands):

                                                                                             More Than
                                                                                              Three      More Than
                                                                                              Months      One Year
                                                                                   Three      to One      to Five  Over Five
                                                                                   Months      Year       Years      Years    Total
                                                                                   ------      ----       -----      -----    -----
Loans held for investment:
     Commercial real estate                                                       $ 6,188    $ 5,259     $17,985   $ 1,359   $30,791
     Residential real estate                                                        2,066      4,170       9,143     5,055    20,434
     Commercial loans                                                               5,989      1,814       3,396       882    12,081
     Consumer loans                                                                 1,719        134       2,051        25     3,929
                                                                                    -----        ---       -----        --     -----

                                                                                  $15,962    $11,377     $32,575   $ 7,321   $67,235
                                                                                  =======    =======     =======   =======   =======

Loans held for sale:
     Residential real estate                                                      $   688    $  --       $  --     $  --     $   688
                                                                                  =======      ===         ===       ===     =======

Loans held for investment with maturities over one year:
     Fixed rate                                                                                                              $15,130
     Variable rate                                                                                                            24,766
                                                                                                                              ------

     Total maturities greater than one year - loans held  for investment                                                     $39,896
                                                                                                                             =======

Scheduled contractual principal repayments of loans do not reflect the actual life of our loans. The average life of loans historically has been substantially less than their average contractual terms due to prepayments. In addition, due-on-sale clauses on mortgage loans generally give Citrus the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property secured by the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan rates. Of the $39.9 million in loans held for investment due after December 31, 2001, 38% of these loans have fixed interest rates and 62% have adjustable interest rates. Of the fixed-rate loans maturing after December 31, 2000, approximately $11.5 million, or 76%, mature by December 31, 2005.

Origination, Purchase, Sale and Repayment of Loans: Citrus generally originates loans on real estate located in its primary market area. Residential mortgage loans originated by Citrus generally are acquired from depositors, other existing customers, advertising, mortgage brokers and referrals from real estate brokers and developers. Citrus' residential mortgage loans generally are originated to ensure compliance with documentation and underwriting standards which permit their sale to the Federal National Mortgage Association and other investors in the secondary market.

Citrus also purchases loans from real estate mortgage brokers located in Florida. These purchased loans conform to the same underwriting guidelines as those for loans originated by Citrus. Substantially all of these loans are purchased with takeout commitments from unrelated third party investors and are generally sold to these investors within 30 days of acquisition.

Citrus engages in the sale of fixed-rate loans and ARM loans to provide liquidity and funding sources for higher yielding loans. The following table sets forth total loans purchased, originated, repaid and sold during the periods indicated (dollars in thousands).

                                                                                     For the Years Ended
                                                                                        December 31,
                                                                                        ------------
                                                                               2000                     1999
                                                                               ----                     ----
Originations - loans held for investment:
     Commercial real estate loans                                           $   5,235                $   6,784
     Residential mortgage loans                                                 3,831                    6,530
     Commercial loans                                                          14,284                   20,139
     Consumer loans                                                             1,296                    2,470
                                                                                -----                    -----

     Total originations of loans held for investment                           24,646                   35,923
                                                                               ------                   ------
Less:
     Total principal reductions                                                23,927                   21,300
                                                                               ------                   ------

     Increase in total loans held for investment                            $     719                $  14,623
                                                                            =========                =========

Originations and purchases - loans held for sale                            $  23,854                $ 108,226
Less: loans sold                                                               25,129                  114,554
                                                                               ------                  -------

     Decrease in total loans held for sale                                  $  (1,275)               $  (6,328)
                                                                            =========                =========

Investment Securities: The investment securities portfolio is a significant and increasing component of Citrus' total earning assets. Total securities averaged $9.1 million for 2000 and $6.4 million in 1999. This represents 11% of the average earning assets for 2000 and 8% of the average earning assets for 1999. Citrus attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as Citrus continues to emphasize increasing the percentage of the loan portfolio to total earning assets.

The  investment  portfolio  is  comprised  primarily  of U.S.  Treasury and U.S.
Government agency securities and mortgage-backed securities. According to Financial Accounting Standards No. 115, the investment portfolio is categorized as either "held-to-maturity," "available-for-sale" or "trading." Investments held-to-maturity represent those investments which Citrus has the positive intent and ability to hold to maturity. These investments are carried at amortized cost. Investments available-for-sale represent those investments which may be sold for various reasons including changes in interest rates and liquidity considerations. These investments are reported at fair market value with unrealized gains and losses being reported as a separate component of stockholders' equity, net of income taxes. Trading securities are held primarily for resale and are recorded at their fair values. Unrealized gains or losses on trading securities are included immediately in earnings. At December 31, 2000 and 1999, Citrus had no securities categorized as trading.

Investment Portfolio: The following table sets forth the carrying value of Citrus' investment portfolio (dollars in thousands):


                                                                                  At December 31,
                                                                                  ---------------
                                                                            2000                  1999
                                                                            ----                  ----
         Securities available-for-sale:
     U. S. Treasury and Government agency securities                      $10,405                $ 3,000
     Mortgage-backed securities                                             2,118                  2,177
     Other                                                                    478                    459
                                                                              ---                    ---

         Total                                                            $13,001                $ 5,636
                                                                          =======                =======

Securities held-to-maturity:
     U. S. Government agency securities                                   $   489                $   485
     Mortgage-backed securities                                               191                    554
                                                                              ---                    ---

         Total                                                            $   680                $ 1,039
                                                                          =======                =======



The following table sets forth the amortized cost of Citrus' investment portfolio at the dates indicated (dollars in thousands):

                                                                                At December 31,
                                                                                ---------------
                                                                          2000                  1999
                                                                          ----                  ----
Securities available-for-sale:
     U. S. Treasury and Government agency securities                    $10,356                $ 3,032
     Mortgage-backed securities                                           2,161                  2,251
     Other                                                                  478                    459
                                                                            ---                    ---

         Total                                                          $12,995                $ 5,742
                                                                        =======                =======

Securities held-to-maturity:
     U. S. Government agency securities                                 $   489                $   485
     Mortgage-backed securities                                             191                    554
                                                                            ---                    ---

         Total                                                          $   680                $ 1,039
                                                                        =======                =======

Investment Securities Maturities: The following table sets forth, by maturity distribution, certain information pertaining to the securities portfolio as follows (dollars in thousands):

                                                      After One Year     After Five Years
                                  One Year or Less     to Five Years       to Ten Years       Over Ten Years          Total
                                 Carrying   Average  Carrying  Average  Carrying  Average   Carrying  Average    Carrying  Average
                                   Value     Yield     Value    Yield     Value    Yield      Value    Yield       Value    Yield
December 31, 2000:
U. S. Government agency
     securities                   $ 3,007     6.2%   $ 7,888     6.4%    $  --       0.0%   $   --       0.0%     $10,895      6.3%
Mortgage-backed securities           --       0.0%      --       0.0%      1,699     6.5%       609      5.7%       2,308      6.3%
Other                                --       0.0%      --       0.0%       --       0.0%       478      6.9%         478      6.9%
                                     ---                ---                ---                  ---                   ---

         Total                    $ 3,007     6.2%   $ 7,888     6.4%    $ 1,699     6.5%   $ 1,087      6.3%     $13,681      6.3%
                                  =======            =======             =======            =======               =======
December 31, 1999:
U. S. Government agency
     securities                   $  --       0.0%   $ 3,485     5.9%    $  --       0.0%   $   --       0.0%     $ 3,485      5.9%
Mortgage-backed securities            327     6.1%         5    10.2%      1,740     5.9%       659      6.0%       2,731      6.0%
Other                                --       0.0%      --       0.0%       --       0.0%       459      7.1%         459      7.1%
                                     ---                ---                 ---                 ---                   ---

         Total                    $   327     6.1%   $ 3,490     5.9%    $ 1,740     5.9%   $ 1,118      6.5%     $ 6,675      6.0%
                                  =======            =======             =======            =======               =======

Short-Term Investments: Short-term investments, which consist of federal funds sold and securities purchased under agreements to resell and interest-bearing deposits, averaged $4.8 million in 2000 as compared to $5.5 million in 1999. At December 31, 2000, short-term investments totaled $6.4 million and $3.6 million at December 31, 1999. During 2000, management has intentionally sought to decrease short-term investments while increasing lower cost deposits such as NOW, money market, savings as well as certificates of deposit. Both increasing deposits and decreasing short-term investment were used to support loan growth. The additional funds generated from recent certificate of deposit promotions will be deployed into higher earning assets during 2001. These short-term investments are a primary source of Citrus' liquidity and are generally invested on an overnight basis.

Deposits and Other Interest-Bearing Liabilities: Average interest-bearing liabilities grew $6.3 million, or 10%, to $70.3 million for 2000, which reflects the general growth in Citrus Bank. Average interest-bearing liabilities increased approximately $3.2 million, or 5%, to $64 million in 1999.

Deposits: Average interest-bearing deposits totaled $70.1 million for 2000, an increase of 11% over 1999. Average interest-bearing deposits increased 5%, to $63.1 million in 1999. At December 31, 2000, total deposits were $86.6 million compared to $79.1 million at December 31, 1999, an increase of 9%.

Deposits are attracted principally from Citrus' primary market area. Citrus offers a broad selection of deposit instruments including demand deposit accounts, NOW accounts, money market accounts, regular savings accounts, term certificate accounts and retirement savings plans. Certificate of deposit rates are set to encourage longer maturities as cost and market conditions will allow. Deposit account terms vary with the primary differences being the minimum balance required, the time period the funds must remain on deposit and the interest rate offered.

Other Sources of Funds: In addition to deposits, the sources of funds available for lending and other business purposes include loan repayments, loan sales and securities sold under agreements to repurchase. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced significantly by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in other sources such as deposits at less than projected levels and are also used to fund the origination of mortgage loans designated to be sold in the secondary markets.

Citrus has emphasized commercial banking relationships in an effort to increase demand deposits as a percentage of total deposits. Citrus' courier service began operations in the fourth quarter of 1997. The courier service serves Citrus' business customers primarily in Indian River County.

Management sets the deposit interest rates weekly based on a review of deposit flows for the previous week and a survey of rates among direct competitors including other financial institutions in our markets. The table on the following page shows the distribution of, and certain other information relating to, Citrus' deposit accounts by type at the date indicated (dollars in thousands).

                                                             At December 31,
                                                             ---------------
                                                     2000                     1999
                                                     ----                     ----
                                                         Percent of               Percent of
                                             Amount        Total       Amount        Total
                                             ------        -----       ------        -----

     Demand deposits                        $12,320        14.2%      $12,092        15.3%
     NOW deposits                             4,148         4.8%        4,639         5.9%
     Money market deposits                    4,277         4.9%        4,287         5.4%
     Savings deposits                         8,693        10.1%        9,105        11.5%
                                              -----        ----         -----        ----
         Subtotal                            29,438        34.0%       30,123        38.1%
                                             ------        ----        ------        ----

     Certificates of deposit:
         3.00% - 3.99%                          483         0.6%        1,097         1.4%
         4.00% - 4.99%                        1,467         1.7%       12,351        15.6%
         5.00% - 5.99%                        7,623         8.8%       32,373        40.9%
         6.00% - 6.99%                       41,220        47.6%        2,499         3.2%
         7.00% - 7.99%                        6,327         7.3%          271         0.3%
         8.00% - 8.99%                            -            -          377         0.5%
                                               ----         ----          ---         ---
         Total(1)                            57,120        66.0%       48,968        61.9%
                                             ------        ----        ------        ----

     Total deposits(2)                      $86,558       100.0%      $79,091       100.0%
                                            =======       =====       =======       =====

(1) Includes individual retirement accounts ("IRA") totaling $3,604,000 and $3,163,000 at December 31, 2000 and 1999, all of which are in the form of certificates of deposit.
(2) The deposit portfolio does not contain a concentration from any one depositor or related group of depositors.

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for Citrus' loan portfolio and other earning assets. Citrus' core deposits were $75.8 million at December 31, 2000, and $69.3 million at December 31, 1999. Management anticipates that a stable base of deposits will be Citrus' primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Jumbo certificates ($100,000 and over) mature as follows (dollars in thousands):
                                                                                             At December 31,
                                                                                             ---------------
                                                                                         2000             1999
                                                                                         ----             ----
         Due three months or less                                                    $  2,413          $ 3,775
         Due over three months to twelve months                                         5,862            5,335
         Due over twelve months to three years                                          2,487              421
         Due over three years                                                               -              216
                                                                                          ---              ---

                  Total                                                               $10,762          $ 9,747
                                                                                      =======          =======

Other time deposits under $100,000 mature as follows (dollars in thousands):
                                                                                             At December 31,
                                                                                             ---------------
                                                                                         2000             1999
                                                                                         ----             ----
         Due three months or less                                                     $11,808          $12,798
         Due over three months to twelve months                                        25,136           21,792
         Due over twelve months to three years                                          9,161            3,709
         Due over three years                                                             253              922
                                                                                          ---              ---

                  Total                                                               $46,358          $39,221
                                                                                      =======          =======

The following table sets forth the net deposit flows of Citrus during the periods indicated (dollars in thousands):

                                                                                             At December 31,
                                                                                             ---------------
                                                                                         2000             1999
                                                                                         ----             ----
         Net increase (decrease) before interest credited                            $  3,971        $    (491)
         Net interest credited                                                          3,496            2,879
                                                                                        -----            -----

                  Net deposit increase                                               $  7,467         $  2,388
                                                                                     ========         ========

Customers with large certificates of deposit tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions fund their balance sheets in part through large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as a long-term funding sources. Accordingly, Citrus does not accept brokered deposits.

Borrowings: Citrus Bank has a line of credit master agreement with the FHLB of Atlanta that enables Citrus Bank to borrow up to $13.5 million with no expiration date. These advances are collateralized by Citrus Bank's FHLB stock and a blanket floating lien consisting of wholly-owned residential (1-4 units) first mortgage loans. No amounts were outstanding during 2000 or at December 31, 2000 and 1999, under this line of credit; however, average outstanding amounts totaled approximately $707,000 during 1999. In addition to the line of credit arrangement, Citrus Bank had fixed-rate FHLB advances outstanding at December 31, 2000 and 1999, follows (dollars in thousands):

              Maturity Date             Interest Rate                       2000                 1999
              -------------             -------------                       ----                 ----
                 2003                        5.76%                        $  117               $  167

Interest expense on the line of credit and other FHLB advances amounted to approximately $8,000 and $48,000 for the years ended December 31, 2000 and 1999, respectively.

At December 31, 1999, Citrus had borrowed $70,000 from Central Illinois Bank under a revolving line of credit agreement in the amount of $500,000, with interest floating at New York prime. Interest expenses on this line of credit amounted to less than $500 in 2000 and $3,000 in 1999. This line of credit was paid off in the first quarter of 2000.

Citrus' Regulatory Capital Position: Total stockholders' equity as of December 31, 2000, was $8.8 million, an increase of $404,000 or approximately 5% compared with stockholders' equity of $8.4 million as of December 31, 1999. This increase was attributable to the issuance of stock pursuant to the exercise of warrants and options. During 2000, warrants for 97,436 shares and options for 18,799 were exercised. The weighted average exercise, at $6.31 per share, resulted in an increase in total capital of $733,000.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures adjusted for risk weights ranging from 0% to 100%. The Federal Reserve grants an exemption from these requirements for bank holding companies with less than $150 million in consolidated assets and, therefore, Citrus' capital is currently measured only at Citrus Bank level. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders' equity excluding the unrealized gain (loss) on available-for-sale securities minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses except for certain limitations. An institution's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Banks are also required to maintain capital at a minimum level based on total assets which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. Citrus Bank exceeded their minimum regulatory capital ratios as of December 31, 2000, as reflected in the following table.

The following table sets forth Citrus Bank's regulatory capital position at December 31, 2000 and 1999 (dollars in thousands):

                                                         Actual             Minimum(1)          Well-Capitalized(2)
                                                    Amount       %        Amount      %         Amount        %
                                                    ------       -        ------      -         ------        -
As of December 31, 2000:
     Total Capital (to Risk-Weighted Assets)        $ 8,734    10.29%    $ 6,789     8.00%      $ 8,486      10.00%
     Tier 1 Capital (to Risk-Weighted Assets)       $ 7,748     9.13%    $ 3,394     4.00%      $ 5,091       6.00%
     Tier 1 Capital (to Average Assets)             $ 7,748     8.16%    $ 3,800     4.00%      $ 4,750       5.00%

As of December 31, 1999:
     Total Capital (to Risk-Weighted Assets)        $ 8,417    11.91%    $ 5,654     8.00%      $ 7,067      10.00%
     Tier 1 Capital (to Risk-Weighted Assets)       $ 8,016    11.34%    $ 2,827     4.00%      $ 4,240       6.00%
     Tier 1 Capital (to Average Assets)             $ 8,016     9.34%    $ 3,434     4.00%      $ 4,293       5.00%

(1)  The minimum required for adequately capitalized purposes.
(2) To be "well-capitalized" under the FDIC's Prompt Corrective Action regulations.

Management of Citrus' Sources and Uses of Funds: Liquidity management involves monitoring Citrus' sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are under varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and may be controlled very precisely at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and cannot be controlled as precisely.

Asset liquidity is provided by cash and assets which are readily marketable, can be pledged or will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in Citrus' market area. In addition, liability liquidity is provided through the ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks and to borrow on a secured basis through securities sold under agreements to repurchase.

Citrus' federal funds sold position, which is typically its primary source of liquidity, averaged $4.8 million during the year ended December 31, 2000, and was $6.4 million at December 31, 2000. Citrus also maintains federal funds purchased lines with several financial institutions, in the aggregate amount of $2.25 million, although these lines averaged only $13,000 during 1999 and no amounts were advanced in 2000.

Management   regularly  reviews  the  liquidity   position  of  Citrus  and  has
implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources. Management anticipates that current liquidity is adequate to fund its expected needs.

Future Accounting Requirements: In June 1999, the Financial Accounting Standards Board amended Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which addressed the accounting for derivative instruments and provides for matching the timing of gain or loss recognition on the hedging instrument. Guidance on identifying derivative instruments is also provided as well as additional disclosures. SFAS 133, as amended, becomes effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Earlier application was permitted with certain exceptions. Management does not anticipate that adoption of SFAS 133, as amended, will have a material impact on the financial condition or results of operations of Citrus.

In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 140"). SFAS 140 revises the standards for securitization and other transfers of financial assets and collateral, and requires additional disclosures but carries over most of the provisions of SFAS 125, which has been replaced by SFAS 140. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending December 15, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. Management does not anticipate that adoption of SFAS 140, when fully implemented, will have a material impact on the financial condition or results of operations of Citrus.

Impact of Inflation on Our Operations: The consolidated financial statements and related data presented herein have been prepared in accordance with Generally Accepted Accounting Principles which require the measurements of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of Citrus are monetary in nature. As a result, interest rates have a more significant impact on Citrus' performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since these prices are affected by inflation to a larger extent than interest rates. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders
Citrus Financial Services, Inc. and Subsidiary
Vero Beach, Florida


We have audited the consolidated balance sheets of Citrus Financial Services, Inc. and Subsidiary ("Citrus") as of December 31, 2000 and 1999, and the related consolidated statements of operations and comprehensive income, cash flows, and changes in stockholders' equity for each of the two years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of Citrus' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citrus as of December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

As more fully discussed in Note 19, Citrus has executed an Agreement and Plan of Reorganization. This agreement must receive stockholder and regulatory approval prior to commencement of the reorganization.


/s/  STEVENS, POWELL & COMPANY, P.A.

Jacksonville, Florida
January 26, 2001, except for Note 19,
as to which the date is March 6, 2001

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                                                             December 31,
                                                                                             ------------
                                                                                       2000               1999
                                                                                       ----               ----
                                                                          (Dollars in Thousands, Except Per Share Data)
                                     ASSETS
Cash and cash equivalents:
     Cash and due from banks                                                      $     3,677        $     4,040
     Federal funds sold                                                                 6,351              3,550
                                                                                        -----              -----
         Total cash and cash equivalents                                               10,028              7,590

Interest-bearing deposits in other banks                                                   29                 32
Securities available-for-sale                                                          13,001              5,636
Securities held-to-maturity (market value of
    $657 for 2000 and $953 for 1999)                                                      680              1,039
Loans held for investment less allowance for credit losses                             67,482             67,349
Loans held for sale                                                                       688              1,963
Facilities                                                                              2,856              2,802
Other real estate owned                                                                   129               --
Accrued interest receivable                                                               530                441
Deferred income taxes                                                                      99                348
Other assets                                                                              399                859
                                                                                          ---                ---
         Total assets                                                             $    95,921        $    88,059
                                                                                  ===========        ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
     Noninterest-bearing demand deposits                                          $    12,320        $    12,092
     Interest-bearing demand deposits                                                   4,148              4,639
     Money market deposits                                                              4,277              4,287
     Savings deposits                                                                   8,693              9,105
     Time deposits, $100,000 and over                                                  10,762              9,747
     Other time deposits                                                               46,358             39,221
                                                                                       ------             ------
         Total deposits                                                                86,558             79,091
                                                                                       ------             ------

Other borrowings                                                                          117                237
Accrued interest payable on deposits                                                      426                271
Accounts payable and accrued liabilities                                                   49                 93
                                                                                           --                 --
         Total liabilities                                                             87,150             79,692
                                                                                       ------             ------

Commitments and contingencies                                                            --                 --
                                                                                        -----              -----
                              STOCKHOLDERS' EQUITY

Preferred stock, $5.00 par value, authorized and
    unissued 1,000,000 shares in 2000 and 1999                                           --                 --
Common stock, $3.15 par value (rounded), authorized 10,000,000 shares,
    issued 1,423,402 shares in 2000 and 1,307,167 shares in 1999                        4,491              4,125
Additional paid-in capital                                                              4,638              4,271
Retained earnings                                                                        (355)                47
Accumulated other comprehensive income
     Net unrealized holding losses on securities                                           (3)               (76)
                                                                                           --                ---
         Total stockholders' equity                                                     8,771              8,367
                                                                                        -----              -----

         Total liabilities and stockholders' equity                               $    95,921        $    88,059
                                                                                  ===========        ===========

Book value per common share                                                       $      6.16        $      6.40
                                                                                  ===========        ===========
Common shares outstanding, adjusted for stock split                                 1,423,402          1,307,167
                                                                                    =========          =========


          See accompanying notes to consolidated financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                                                          December 31,
                                                                                          ------------
                                                                                    2000               1999
                                                                                    ----               ----
                                                                          (Dollars in Thousands, Except Per Share Data)
INTEREST INCOME
     Interest and fees on loans held for investment                               $ 6,410            $ 5,340
     Interest and fees on loans held for sale                                          97                537
     Interest and dividend income from investment securities
         and interest-bearing deposits in other banks                                 556                352
     Federal funds sold                                                               304                271
                                                                                      ---                ---

         Total interest income                                                      7,367              6,500
                                                                                    -----              -----

INTEREST EXPENSE
     Interest on deposits                                                           3,651              2,853
     Other                                                                              8                 51
                                                                                        -                 --

         Total interest expense                                                     3,659              2,904
                                                                                    -----              -----

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES                              3,708              3,596

PROVISION FOR CREDIT LOSSES                                                         1,130                675
                                                                                    -----                ---

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                               2,578              2,921
                                                                                    -----              -----

OTHER INCOME
     Service charges on deposit accounts                                              345                422
     Other fees for customer service and other income                                  73                 81
                                                                                       --                 --

         Total other income                                                           418                503
                                                                                      ---                ---

OTHER EXPENSES
     Salaries and employee benefits                                                 1,858              1,792
     Expenses of bank premises and fixed assets                                       744                687
     Other operating expenses                                                       1,040              1,388
                                                                                    -----              -----

         Total other expenses                                                       3,642              3,867
                                                                                    -----              -----

LOSS BEFORE PROVISION FOR INCOME TAXES                                               (646)              (443)

PROVISION FOR INCOME TAXES                                                           (244)              (167)
                                                                                     ----               ----

NET LOSS                                                                             (402)              (276)
                                                                                     ----               ----

OTHER COMPREHENSIVE INCOME (LOSS), NET OF INCOME TAXES:
     Unrealized holding gains (losses) on securities arising during period            103                (41)
     Less: reclassification adjustment for gains included in
         net income for the period                                                    (30)                (2)
                                                                                      ---                 --

         Total other comprehensive income (loss), net of income taxes                  73                (43)
                                                                                       --                ---

COMPREHENSIVE LOSS                                                                $  (329)           $  (319)
                                                                                  =======            =======

EARNINGS PER SHARE
     Basic earnings per share                                                     $ (0.29)           $ (0.29)
                                                                                  =======            =======
     Diluted earnings per share                                                   $ (0.28)           $ (0.27)
                                                                                  =======            =======


          See accompanying notes to consolidated financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              December 31,
                                                                                              ------------
                                                                                        2000               1999
                                                                                        ----               ----
                                                                                          (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                       $    (402)           $    (276)
     Adjustments to reconcile net loss to net cash
        provided by operating activities:
         Provision for credit losses                                                    1,130                  675
         Depreciation and amortization of facilities                                      354                  342
         Net premium amortization and discount accretion                                   15                   17
         Gain on sale of securities                                                       (30)                  (2)
         Loss on sale of other real estate owned                                         --                     27
         Deferred income taxes                                                            205                 (100)
         Cash paid for purchases of loans held for sale                               (23,854)            (108,226)
         Cash received for loans held for sale                                         25,129              114,554
         (Increase) decrease in assets:
              Accrued interest receivable and other assets                                371                 (726)
         Increase (decrease) in liabilities:
              Accounts payable and accrued liabilities                                    111                 (320)
                                                                                          ---                 ----
                  Net cash provided by operating activities                             3,029                5,965
                                                                                        -----                -----

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available-for-sale:
         Purchases                                                                    (10,364)              (3,043)
         Proceeds from maturities                                                          88                2,012
         Proceeds from sales                                                            3,038                 --
     Securities held-to-maturity:
         Purchases                                                                       --                    (73)
         Proceeds from maturities                                                         364                  338
     Increase (decrease) in interest-bearing deposits in other banks                        3                  (23)
     Increase in loans held for investment                                             (1,392)             (15,476)
     Proceeds from the sale of other real estate                                         --                    363
     Purchases of facilities, net                                                        (408)                (260)
                                                                                         ----                 ----
                  Net cash used in investing activities                                (8,671)             (16,162)
                                                                                       ------              -------

CASH FLOWS FROM FINANCING ACTIVITIES
     Increase (decrease) in deposits:
         Noninterest-bearing                                                              228               (1,301)
         Interest-bearing                                                               7,239                3,689
     Proceeds from other borrowings                                                      --                     70
     Repayments of FHLB advances and other borrowings                                    (120)                 (50)
     Proceeds from stock warrants and options exercised                                   733                2,239
                                                                                          ---                -----
                  Net cash provided by financing activities                             8,080                4,647
                                                                                        -----                -----

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                    2,438               (5,550)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                          7,590               13,140
                                                                                        -----               ------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                            $  10,028            $   7,590
                                                                                    =========            =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash received during the year for interest and dividends                       $   7,728            $   6,402
                                                                                    =========            =========
     Cash paid during the year for interest                                         $   3,504            $   2,930
                                                                                    =========            =========
     Cash paid (refunded) during the year for income taxes                          $    (493)           $     514
                                                                                    =========            =========



          See accompanying notes to consolidated financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 2000 and 1999


                                                                                                              Net
                                                                                                          Unrealized
                                                           Common Stock                      Retained       Holding
                                                               Par              Additional   Earnings        Gains        Total
                                                              Value              Paid-in   (Accumulated   (Losses) on  Stockholders'
                                                   Shares   (Rounded)  Amount    Capital     Deficit)      Securities     Equity
                                                          (Dollars in Thousands, Except Par Value Per Share)

Balance, December 31, 1998                          952,296   $  3.15  $ 3,007   $ 3,149     $  324         $  (33)       $   6,447

Stock warrants exercised                            354,871      --      1,118     1,122         (1)           --             2,239
Comprehensive income:
     Net loss                                          --        --       --        --         (276)           --
     Net change in net unrealized
         holding losses on securities                  --        --       --        --          --             (43)

       Total comprehensive loss                        --        --       --        --          --             --              (319)
                                                     -----     -----    -----     -----       -----          -----             ----

Balance, December 31, 1999                        1,307,167      3.15    4,125     4,271         47            (76)           8,367

Stock warrants and options exercised                116,235      --        366       367        --             --               733
Comprehensive income:
     Net loss                                          --        --       --        --         (402)           --
     Net change in net unrealized
         holding gains on securities                   --        --       --        --          --              73

       Total comprehensive loss                        --        --       --        --          --             --              (329)
                                                     -----     -----    -----     -----       -----          -----             ----

Balance, December 31, 2000                        1,423,402   $  3.15  $ 4,491   $ 4,638     $ (355)        $   (3)       $   8,771
                  === ====                        =========   =======  =======   =======     ======         ======        =========

















          See accompanying notes to consolidated financial statements.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

General:
The consolidated financial statements include the accounts and transactions of Citrus Financial Services, Inc. ("Citrus") and its wholly-owned subsidiary, Citrus Bank, National Association ("Citrus Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation. For financial statement presentation, Citrus Mortgage Corp., a wholly-owned inactive company, has been excluded from the consolidation. The accounting and reporting policies of Citrus and Citrus Bank conform with generally accepted accounting principles and with general practices within the banking industry.

Citrus Bank provides a wide range of banking services to individual and corporate customers primarily in Indian River County, Florida.

Citrus and Citrus Bank are subject to regulations issued by certain regulatory agencies and undergo periodic examinations by those agencies.

Use of Estimates:
In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses, the fair value of financial instruments, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans ("Other Real Estate Owned"). In connection with the determination of the allowances for credit losses and foreclosed real estate, management obtains independent appraisals for significant properties.

Management believes that the allowance for credit losses is adequate. While management uses available information to recognize losses on loans, including independent appraisals for significant properties, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance based on their judgments about information available to them at the time of their examination.

Cash and Due From Banks:
Citrus Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 2000 and 1999, was approximately $286,000 and $188,000, respectively.

Investments:
Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115"), sets the standard for classification of and accounting for investments in equity securities that have readily determinable fair values, and all investments in debt securities that are to be classified as held-to-maturity securities, available-for-sale securities, or trading securities.

Debt securities that an enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

Citrus Bank classifies its investments at the purchase date in accordance with the above-described guidelines. Premiums or discounts on securities at the date of purchase are being amortized or accreted, respectively, over the estimated life of the security using a method which approximates the level yield method. Gains and losses realized on the disposition of securities are based on the specific identification method and are reflected in other income.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Loans Held for Investment:
Loans held for investment are stated at unpaid principal balances, less the allowance for credit losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

Interest on loans held for investment is accounted for on the accrual basis. Generally, Citrus' policy is to discontinue the accrual of interest on loans delinquent over ninety days unless fully secured and in the process of collection. The accrued and unpaid interest is reversed from current income and thereafter interest is recognized only to the extent payments are received. A nonaccrual loan may be restored to accrual basis when interest and principal payments are current and prospects for future recovery are no longer in doubt.

Citrus has adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS No. 114"), which sets the standard for recognition of loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings.

Under SFAS No. 114, a loan is impaired when it is probable that a creditor will be unable to collect the full amount of principal and interest due according to the contractual terms of the loan agreement. When a loan is impaired, a creditor has a choice of ways to measure the impairment. The measurement of impairment may be based on (1) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (2) the observable market price of the impaired loan, or (3) the fair value of the collateral of a collateral-dependent loan. Creditors may select the measurement method on a loan-by-loan basis, except that collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. A creditor in a troubled debt restructuring involving a restructured loan should measure impairment by discounting the total expected future cash flows at the loan's original effective rate of interest. If the value of the loan is less than the recorded investment in the loan, a loss should be recognized by recording a valuation allowance and a corresponding increase to the provision for credit losses charged to operating expenses.

Loan Fees:
Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the term of the related loans as a yield adjustment using the level-yield method (loan-by-loan basis). Amortization of deferred fees and costs is discontinued when collectibility of the related loan is deemed uncertain. Fees and direct loan origination costs for unexercised commitments are recognized in income upon expiration of commitment.

Loans Held for Sale:
Citrus Bank originates and purchases residential mortgage loans for sale to the Federal National Mortgage Association ("FNMA") and other investors in the secondary market. Substantially all such loans are purchased through a program that provides table funding for mortgage loans originated by third party mortgage brokers that are held for securitization or sale to an end investor in exchange for Citrus Bank's purchase of an undivided 100% interim interest on a loan-by-loan basis.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Under this program, the originating broker closes a mortgage loan that has been pre-approved by Citrus Bank as conforming with Citrus Bank's pre-determined lending guidelines and secondary market conditions, assigns the mortgage loan and the purchase and rate-lock commitments to Citrus Bank, and receives up to 98% of the mortgage note amount. Citrus Bank is not shown on the closing statements as lender but is assigned a 100% interest in the mortgage loan. The discount from the mortgage note amount ("holdback") and the purchase and rate-lock commitments limit market risks. The advance approval of these conforming mortgage loans as well as the holdback limit credit risks and since these mortgage loans are conforming, Citrus Bank can sell these mortgage loans in the secondary market to FNMA or other investors. Citrus Bank is not obligated to table fund all mortgage loans provided by a broker and the agreement with the broker can be canceled with 30 days notice. Citrus Bank has worked with up to three to four brokers and approximately ten end investors used by the brokers to purchase these mortgage loans. In 2000, Citrus Bank de-emphasized this program and currently works with one broker and three end investors used by this broker. The holdback is returned to the broker at the time of settlement with the end investor, net of interest and fees earned by Citrus Bank. No servicing rights are purchased by Citrus Bank. Substantially all mortgage loans are conforming and have been pre-sold to the end investor at the time of table funding. Loans held for sale are carried at cost, which is lower than market in all material respects.

Loans originated for sale to FNMA were not material in 2000 or 1999.

Interest and Fee Income from Table Funding Loan Program:
Citrus Bank accounts for interest on the loans held for sale on the accrual basis. A processing fee is charged for each loan purchased under the table funding loan program, and this fee is recorded into fee income when the loan is sold. This fee income is included in the Consolidated Statements of Operations and Comprehensive Income caption, "Interest and fees on loans held-for-sale."

Allowance for Credit Losses:
The provision for credit losses charged to operating expenses is based upon management's judgment of the adequacy of the allowance giving consideration to its credit loss experience and an evaluation of the current loan portfolio. Such provisions, less net charge-offs, comprise the allowance, which is deducted from loans and is available for future charge-offs.

Facilities:
Facilities are stated at cost, less accumulated depreciation and amortization. Charges to income for depreciation and amortization are computed on the straight-line method over the assets' estimated useful lives.

When properties are sold or otherwise disposed of, the gain or loss resulting from the disposition is credited or charged to income. Expenditures for maintenance and repairs are charged against income and renewals and betterments are capitalized.

Other Real Estate Owned:
Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate.

Off-Balance Sheet Instruments:
In the ordinary course of business, Citrus Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Employee Benefits:
Profit sharing costs are charged to salaries and employee benefits expense and are funded as accrued.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Income Taxes:
Provisions for income taxes are based on amounts reported in the statements of operations, after exclusion of non-taxable income such as interest on state and municipal securities, and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The principal temporary differences are depreciation and amortization, provision for credit losses, and unrealized holding gains (losses) on securities. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, Accounting for Income Taxes.

Computation of Per Share Earnings:
Basic earnings per share ("EPS") amounts are computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net earnings by the weighted average number of shares and all dilutive potential shares outstanding during the period. The following information was used in the computation of earnings per share on both a basic and diluted basis for years ended December 31, 2000 and 1999.

                                                                                             For the Years Ended
                                                                                                  December 31,
                                                                                             2000           1999
                                                                                             ----           ----
                                                                                      (In thousands except per share data)
     Basic EPS computation:
         Numerator - Net income (loss)                                                       $ (402)     $  (276)
         Denominator - Weighted average shares outstanding                                    1,397          953
                                                                                              -----          ---

         Basic EPS                                                                           $(0.29)      $(0.29)
                                                                                             ======       ======

     Diluted EPS computation:
         Numerator - Net income                                                              $ (402)      $ (276)
                                                                                             ------       ------
         Denominator - Weighted average shares outstanding                                    1,397          953
         Stock options and warrants                                                              15           66
                                                                                                 --           --

                                                                                              1,412        1,019
                                                                                              -----        -----

         Diluted EPS                                                                        $ (0.28)     $ (0.27)
                                                                                            =======      =======




Statements of Cash Flows:
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts on deposit in non-interest bearing accounts with other commercial banks, and federal funds sold.

Advertising and Public Relations:
Citrus expenses advertising and public relations costs as incurred. Advertising and public relations costs for 2000 and 1999 as included in other operating expenses were $108,000 and $117,000, respectively.

Reclassification of Accounts:
Certain items in the consolidated financial statements for 1999 have been reclassified to conform to the classifications used for the current year.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 2 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of instruments in debt and equity securities are as follows:

                                                 December 31, 2000                     December 31, 1999
                                                 -----------------                     -----------------
                                                Gross        Gross                            Gross         Gross
                                   Amortized  Unrealized   Unrealized    Fair    Amortized  Unrealized    Unrealized   Fair
                                     Cost       Gains        Losses      Value     Cost       Gains         Losses     Value
                                     ----       -----        ------      -----     ----       -----         ------     -----
                                             (Dollars In Thousands)                          (Dollars In Thousands)

Available-for-sale
   U.S. Government agencies         $10,356   $    54      $    (5)    $10,405   $ 3,032     $  --         $ ( 32)    $ 3,000
   Mortgage-backed securities         2,161      --            (43)      2,118     2,251        --            (74)      2,177
   Other                                478      --           --           478       459        --           --           459
                                        ---     ----         ----          ---       ---       ----         ----          ---

     Total available-for-sale        12,995        54          (48)     13,001     5,742        --           (106)      5,636
                                     ------        --          ---      ------     -----       ----          ----       -----

Held-to-Maturity
   U.S. Government agencies             489      --            (22)        467       485        --            (74)        411
   Mortgage-backed securities           191      --             (1)        190       554        --            (12)        542
                                        ---     ----            --         ---       ---       ----           ---         ---

     Total held-to-maturity             680      --            (23)        657     1,039        --            (86)        953
                                        ---     ----           ---         ---     -----       ----           ---         ---

Total investment securities         $13,675   $    54      $   (71)    $13,658   $ 6,781     $  --        $  (192)    $ 6,589
                                    =======   =======      =======     =======   =======     =====        =======     =======

The fair value of securities fluctuates during the investment period. No provision for loss has been made in connection with the decline of fair value below book value, because the securities are purchased for investment purposes and the decline is not deemed to be other than temporary. Temporary decreases in fair value of securities available-for-sale at December 31, 2000, of $4,000 (net of deferred income taxes of $1,000) are regarded as an adjustment to stockholders' equity. The estimated fair value of securities is determined on the basis of market quotations. At December 31, 2000, no securities were pledged to secure deposits and for other operating purposes.

At December 31, 2000 and 1999,  the carrying  value of  collateralized  mortgage
obligations    included    securities    available-for-sale    and    securities
held-to-maturity was approximately $1,987,000 and $1,998,000, respectively.

The cost and estimated fair value of debt and equity securities at December 31, 2000, by contractual maturities, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             Securities                       Securities to be
                                                         Available-for-sale                   Held-to-Maturity
                                                         ------------------                   ----------------
                                                                        Estimated                          Estimated
                                                      Amortized          Fair              Amortized          Fair
                                                        Cost             Value               Cost             Value
                                                        ----             -----               ----             -----
                                                                          (Dollars In Thousands)
     Due in one year or less                          $  3,012          $  3,007         $      -          $      -
     Due from one to five years                          7,344             7,399              489               467
     Due from five to ten years                          1,527             1,508              191               190
     Due after ten years                                   634               609                -                 -
     Other                                                 478               478                -                 -
                                                           ---               ---             ----              ----

                                                       $12,995           $13,001            $ 680             $ 657
                                                       =======           =======            =====             =====

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 3 - LOANS HELD FOR INVESTMENT

Loans held for investment are classified as follows:

                                                                             December 31,
                                                                        2000              1999
                                                                        ----              ----
                                                                        (Dollars In Thousands)
     Commercial and agricultural                                      $ 12,548          $ 13,881
     Real estate                                                        51,988            49,486
     Installment and other loans                                         3,935             4,385
                                                                         -----             -----
         Total loans                                                    68,471            67,752
     Less, deferred fees and unearned income                                (3)              (2)
     Less, allowance for credit losses                                    (986)            (401)
                                                                          ----             ----

                                                                      $ 67,482          $ 67,349
                                                                      ========          ========

At December 31, 2000, fixed rate loans (excluding nonaccrual loans) with maturities over one year totaled approximately $15.1 million.

The following is a summary of the transactions in the allowance for credit losses:

                                                                    Year Ended December 31,
                                                                     2000              1999
                                                                     ----              ----
                                                                     (Dollars In Thousands)
     Balance, beginning of year                                     $  401            $  461
     Provisions charged to operating expenses                        1,130               675
     Loans charged-off                                                (632)            (768)
     Recoveries                                                         87                33
                                                                        --                --

     Balance, end of year                                           $  986            $  401
                                                                    ======            ======

Loans on which interest was not being accrued (nonaccrual loans) totaled $1,236,000 at December 31, 2000, and $456,000 at December 1999. Had interest been accrued on these nonaccrual loans at originally contracted rates, interest income, before income taxes, would have been increased by approximately $103,000 and $30,000 for 2000 and 1999, respectively.

A loan is considered impaired when, according to the contractual terms of the contract, it is probable that Citrus Bank will be unable to collect all amounts due. The following table sets forth the recorded investment in impaired and nonaccrual loans held for investment and the related valuation allowance for each loan category as of December 31, 2000 and 1999.

                                                     December 31, 2000                           December 31, 1999
                                                     -----------------                           -----------------
                                         Total Impaired   Amount of      Amount      Total Impaired   Amount of      Amount
                                         and Nonaccrual   Valuation    Without Any   and Nonaccrual   Valuation    Without Any
                                              Loans       Allowance     Allowance         Loans       Allowance     Allowance
                                              -----       ---------     ---------         -----       ---------     ---------
                                                   (Dollars In Thousands)                        (Dollars In Thousands)

Real estate secured loans                     $  196        $    7        $  189          $   88        $ --          $   88
Commercial and all other loans                 1,034           205           829             167             3           164
Installment and credit card loans                  6             1             5             201            11           190
                                                   -             -             -             ---            --           ---

Totals                                        $1,236        $  213        $1,023          $  456        $   14        $  442
                                              ======        ======        ======          ======        ======        ======


                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 3 - LOANS HELD FOR INVESTMENT (Continued)

At December 31, 2000 and 1999, all of the impaired and nonaccrual loans held for investment were measured using management's current estimate of fair value of the collateral. The average loans held for investment classified as impaired and nonaccrual totaled $764,000 in 2000 and $324,000 in 1999. No material amounts of interest were recorded in 2000 or 1999 for impaired and nonaccrual loans.

Other real estate owned with a carrying value of $390,000 was sold during 1999. Expenses incurred in carrying foreclosed real estate (including the loss on sale of real estate in 1999 of $27,000) totaled $55,000 and $43,000 in 2000 and 1999, respectively. One loan with a fair value of $129,000 was transferred to foreclosed real estate during 2000. There were no loans transferred to foreclosed real estate during 1999.


NOTE 4 - LOANS HELD FOR SALE

Loans held for sale include residential real estate loans held for sale to FNMA and outstanding loans originated by third-party brokers, assigned to Citrus Bank, and held by Citrus Bank pending transfer to investors with take-out commitments. At December 31, 2000 and 1999, such loans totaled $688,000 and $1,963,000, respectively. These loans are carried at cost, which is lower than market.

Citrus Bank does not originate any significant amounts of loans specifically for resale. Loans originated by Citrus Bank and sold principally to FNMA totaled less than 1% of all loans originated during 2000 and 1999. The only servicing income received by Citrus Bank comes from the servicing of loans sold principally to FNMA. Servicing income recorded totaled $16,000 and $18,000 for the years ended December 31, 2000 and 1999, respectively.


NOTE 5 - FACILITIES

Facilities are summarized as follows:

                                                                     Accumulated                        Estimated
                                                                 Depreciation and        Net Book         Useful
                                                        Cost        Amortization          Value            Lives
                                                        ----        ------------          -----            -----
                                                                     (Dollars In Thousands)
December 31, 2000
     Land and land improvements                      $    563       $         -        $    563
     Bank building and improvements                     2,230            649              1,581      10 - 31.5 years
     Furniture, fixtures, and equipment                 1,894          1,182                712         2 - 10 years
                                                        -----          -----                ---         -   --

                                                      $ 4,687        $ 1,831           $  2,856
                                                      =======        =======           ========


December 31, 1999
     Land and land improvements                       $   278        $    -            $    278
     Bank building and improvements                     2,230            576              1,654      10 - 31.5 years
     Furniture, fixtures, and equipment                 1,980          1,110                870         2 - 10 years
                                                        -----          -----                ---         -   --

                                                      $ 4,488        $ 1,686           $  2,802
                                                      =======        =======           ========


Other  expenses  for the  years  ended  December  31,  2000 and  1999,  included
depreciation   and   amortization   of  facilities  of  $354,000  and  $342,000,
respectively.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 6 - FHLB ADVANCES AND OTHER BORROWINGS

Citrus Bank has a line of credit master agreement with the FHLB of Atlanta that enables Citrus Bank to borrow up to $13.5 million with no expiration date. These advances are collateralized by Citrus Bank's FHLB stock and a blanket floating lien consisting of wholly-owned residential (1-4 units) first mortgage loans. No amounts were outstanding during 2000 or at December 31, 2000 and 1999, under this line of credit; however, average outstanding amounts totaled approximately $707,000 during 1999. In addition to the line of credit arrangement, Citrus Bank had fixed-rate FHLB advances outstanding at December 31, 2000 and 1999, follows (dollars in thousands):

     Maturity Date            Interest Rate            2000              1999
     -------------            -------------            ----              ----
         2003                     5.76%               $  117            $  167

Interest expense on the line of credit and other FHLB advances amounted to approximately $8,000 and $48,000 for the years ended December 31, 2000 and 1999, respectively.

At December 31, 1999, Citrus had borrowed $70,000 from Central Illinois Bank under a revolving line of credit agreement in the amount of $500,000, with interest floating at New York prime. Interest expenses on this line of credit amounted to less than $500 in 2000 and $3,000 in 1999. This line of credit was paid off in the first quarter of 2000.


NOTE 7 - TIME DEPOSITS

Time deposits at December 31, 2000, totaled $57,120,000. Maturities of such deposits are as follows:

                                                   Time, $100,000     Other Time
                                                      And Over         Deposits
                                                      --------         --------
                                                        (Dollars In Thousands)
     Three months or less                             $  2,413         $ 11,808
     Over three through twelve months                    5,862           25,136
     Over twelve months through three years              2,487            9,161
     Over three years                                        -              253
                                                          ----              ---

                                                      $ 10,762         $ 46,358
                                                      ========         ========

Interest expense on certificates of deposit of $100,000 or more for 2000 and 1999 were approximately $618,000 and $514,000, respectively.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 8 - INCOME TAXES

The provision for income taxes on income is summarized as follows:

                                                         Year Ended December 31,
                                                          2000           1999
                                                          ----           ----
                                                         (Dollars In Thousands)
Current:
     Federal                                            $  (72)         $  (218)
     State                                                 (12)             (38)
                                                           ---              ---
                                                           (84)            (256)
                                                           ---             ----

Deferred:
     Federal                                              (137)               76
     State                                                 (23)               13
                                                           ---                --
                                                          (160)               89
                                                          ----                --

              Total income tax provision               $  (244)          $ (167)
                                                       =======           ======

A reconciliation of the income tax computed at the federal statutory rate of 34% and the income tax provision shown on the statement of operations, follows:

                                                         Year Ended December 31,
                                                         2000              1999
                                                         ----              ----
                                                         (Dollars In Thousands)
     Tax computed at statutory rate                     $ (220)          $ (151)
     Increase (decrease) resulting from:
         Other                                             (24)             (16)
                                                           ---              ---

              Income tax provision                      $ (244)          $ (167)
                                                        ======           ======

The components of the deferred income tax assets are as follows:

                                                              December 31,
                                                         2000              1999
                                                         ----              ----
                                                         (Dollars In Thousands)
     Deferred tax asset:
         Federal                                      $    281           $   491
         State                                              48                84
                                                            --                --

                                                           329               575
                                                           ---               ---
     Deferred tax liability:
         Federal                                          (196)            (194)
         State                                             (34)             (33)
                                                           ---              ---

                                                          (230)            (227)
                                                          ----             ----

              Net deferred tax asset                  $    99            $  348
                                                      =======            ======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 8 - INCOME TAXES (Continued)

The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                               December 31,
                                                         2000              1999
                                                          (Dollars In Thousands)
     Net unrealized holding losses on securities        $    2            $   46
     Depreciation                                           89               228
     Allowance for credit losses                           227                37
     Net operating losses                                  (86)               81
     Other                                                (133)             (44)
                                                          -----             ----

         Net deferred tax asset                         $   99            $  348
                                                        ======            ======

At December 31, 2000, Citrus had an estimated net operating loss for tax purposes of approximately $229,000, which is available for carryover until 2015. Net operating losses for tax purposes of approximately $629,000 for 1999 were carried back for a refund that totaled $206,000 in 2000. Net operating losses in 2000 and 1999 for book purposes totaled approximately $204,000 and $426,000, which were fully utilized for book purposes by Citrus in 2000 and 1999.


NOTE 9 - DEFINED CONTRIBUTION PLAN

Citrus sponsors a 401(k) Profit Sharing Plan (the "Plan") that covers substantially all employees. Citrus, at its sole discretion, may make matching and discretionary contributions to eligible participants. The Plan is a prototype plan and has been approved by the Internal Revenue Service. For 2000 and 1999, Citrus expensed approximately $3,000 and $2,000, respectively.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

Citrus' consolidated financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and involve elements of credit risk, interest rate risk, and liquidity risk. These commitments and contingent liabilities of Citrus Bank, which include unfunded commitments to related parties, are commitments to extend credit and commercial and standby letters of credit. A summary of Citrus Bank's commitments and contingent liabilities at December 31, 2000 and 1999, follows:

                                                             December 31,
                                                        2000              1999
                                                        ----              ----
                                                        (Dollars In Thousands)
     Commitments to extend credit                     $ 8,681           $ 9,445
     Standby letters of credit                        $   200           $    26
     Commercial letters of credit                     $   100           $   100

Commitments to extend credit and letters of credit all include exposure to some credit loss in the event of non-performance of the customer. Citrus Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit instruments that are recorded in the consolidated financial statements. In the opinion of management, these instruments do not generally present any significant liquidity risk to Citrus Bank. Citrus Bank's experience has been that substantially all loan commitments are drawn upon by customers. Citrus Bank did not incur any losses on its commitments in either 2000 or 1999.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 10 - COMMITMENTS AND CONTINGENCIES

Citrus is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position of Citrus.

At December 31, 2000, Citrus Bank had $2.25 million unfunded lines-of-credit available from other banks for the purchase of federal funds.


NOTE 11 - CONCENTRATIONS OF CREDIT

Substantially all of Citrus Bank's loans, commitments, and standby letters of credit have been granted to customers in its primary and secondary service areas. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.


NOTE 12 - RELATED PARTIES

Citrus Bank holds loans and engages in transactions in the ordinary course of business with certain of the directors and senior officers of Citrus Bank. Total loans to such persons and their affiliates amounted to $3,317,000 and $4,309,000 at December 31, 2000 and 1999, respectively. Unfunded commitments to the same parties totaled $1,415,000 at December 31, 2000.

Following is a summary of activity for 2000 and 1999 for such loans:

                     Beginning                                          End of
                      of Year                                            Year
                      Balance        Additions        Reductions        Balance
                      -------        ---------        ----------        -------
                                      (Dollars In Thousands)
     2000            $  4,309        $  1,549          $  2,541         $  3,317
     1999            $  3,468        $  2,475          $  1,634         $  4,309


Citrus Bank held related party deposits totaling approximately $1,501,000 at December 31, 2000.

NOTE 13 - STOCKHOLDERS' EQUITY

Authorized Capital Stock:
Citrus has authorized 11,000,000 shares of authorized capital stock, consisting of 10,000,000 shares of common stock, par value $3.15 (as adjusted for stock splits and rounded) per share, and 1,000,000 shares of preferred stock, par value of $5.00 per share. As of December 31, 2000, 1,423,402 shares of common stock were issued and outstanding and 43,824 shares were subject to issuance pursuant to options to purchase common stock. No shares of preferred stock were issued.

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 13 - STOCKHOLDERS' EQUITY (Continued)

A summary of changes from the original issue of $5.00 par value and $10.00 option price follows:

                                                                                Option
Record Date                      Action            Par Value (Rounded)      Price (Rounded)
- -----------                      ------            -------------------      ---------------

April 13, 1990               Initial Offering            $5.00                 $10.00
March 15, 1995               20% Stock Split              (.83)                 (1.67)
January 15, 1997             20% Stock Split              (.70)                 (1.39)
May 8, 1998                  10% Stock Split              (.32)                  (.63)
                                                          ----                   ----

December 31, 2000                                        $3.15                 $ 6.31
                                                         =====                 ======


Stock Warrants and Stock Options:
In connection with Citrus' 1990 offering, organizers were granted warrants to purchase 469,772 shares of common stock at $6.31 per share, (as adjusted for stock splits). The warrants were exercisable for a ten-year period commencing April 13, 1990. During 2000 and 1999, warrants totaling 97,436 and 354,871 were exercised leaving 17,465 warrants that expired in April 2000. $2,000,000 of the proceeds from the exercising of the warrants was used by Citrus to increase the capital in Citrus Bank at December 31, 1999. The remaining proceeds that totaled $615,000 and $239,000 were used for general corporate purposes of Citrus.

Executive Officer Stock Options:
Citrus has also entered into stock option agreements with its executive officers providing for the granting of 112,613 non-statutory stock options. Such options are exercisable between $6.31 (as adjusted for stock splits) and $10.75 per share. Options totaling 18,799 were exercised in 2000 with proceeds of $118,000 used for general corporate purposes of Citrus. Options totaling 49,990 expired in 2000 pursuant to changes in the employment status and terms of settlement agreements with two Citrus officers.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), became effective in 1996. SFAS No. 123 permits application of the accounting requirements of an earlier issued APB Opinion No. 25 and, accordingly, no compensation cost has been recognized in 2000 and 1999. However, Citrus must comply with certain additional disclosures under SFAS No.
123. The following is a summary of the activity relating to the options:

                                                                        Weighted
                                                                         Average
                                                   Number of            Exercise
                                                     Shares               Price
                                                     ------               -----

     Outstanding at December 31, 1998                62,613              $  6.31
     Stock options granted in 1999                   50,000              $ 10.38
                                                     ------
     Outstanding at December 31, 1999               112,613              $  8.11
     Options exercised in 2000                      (18,799)             $  6.31
     Options expired in 2000                        (49,990)             $ 10.38
                                                    -------

     Outstanding at December 31, 2000                43,824              $  6.31
                                                     ======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 13 - STOCKHOLDERS' EQUITY (Continued)

The following is a summary of the status of the outstanding option agreements at December 31, 2000:

                                                    Weighted                 Weighted
                                                     Average                  Average             Vested
              Date of           Options             Remaining                Exercise          Options at
               Grant            Granted          Contractual Life              Price         December 31, 2000
               -----            -------          ----------------              -----         -----------------
                1991             17,424              6.5 months                $  6.31              17,424
                1995             26,400              6.5 months                $  6.31              26,400
                                 ------                                                             ------

                                 43,824              6.5 months                                     43,824
                                 ======                                                             ======


Dividends:
The ability of Citrus to pay dividends to stockholders depends primarily on dividends received by Citrus from Citrus Bank. Citrus Bank's ability to pay dividends is limited by Federal banking regulations based upon Citrus Bank's profitability and other factors. At December 31, 2000, approximately $248,000 of retained earnings of Citrus Bank was available for payment of dividends to Citrus without prior regulatory approval.


NOTE 14 - NONINTEREST OPERATING EXPENSES

Other operating expenses were as follows:

                                                         December 31,
                                                    2000              1999
                                                    ----              ----
                                                     (Dollars In Thousands)
     Advertising and public relations              $   108           $   117
     Assessments and insurance                          87                80
     Courier, postage, and freight                      56                70
     Data processing                                    93                69
     Directors' fees                                     -                56
     Dues, subscriptions, and memberships               45                40
     Meetings and travel                                26                43
     Organizational expenses - Sebring                   -                79
     Professional fees                                 318               118
     Stationary, printing, and supplies                 67                82
     Telephone                                          56                47
     Terminated public offering                          -               337
     Other miscellaneous expenses                      184               250
                                                       ---               ---

                                                    $1,040            $1,388
                                                    ======            ======

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash and Cash Equivalents:
          For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment Securities:
          For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans:
          For loans subject to repricing and loans intended for sale within six months, fair value is estimated at the carrying amount plus accrued interest (if material).

          The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Deposit Liabilities:
          The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of long-term fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Short-term Debt:
          For short-term debt, including accounts and demand notes payable, the carrying amount is a reasonable estimate of fair value.

     Other Borrowings:
          Since this borrowing is at a recent market interest rate, the carrying amount is a reasonable estimate of fair value.

The estimated fair values of Citrus Bank's financial instruments at December 31, 2000, are as follows:

                                                      Carrying             Fair
                                                       Amount             Value
                                                       ------             -----
                                                        (Dollars In Thousands)
     Financial Assets
         Cash and deposits in other banks            $   3,706         $   3,706
         Federal funds sold                              6,351             6,351
         Investment securities                          13,681            13,658
         Loans held for investment                      67,482            67,294
         Loans held for sale                               688               688
                                                           ---               ---

              Total assets valued                     $ 91,908          $ 91,697
                                                      ========          ========

     Financial Liabilities
         Deposits                                     $ 86,558          $ 86,471
         Other borrowings                                  117               117
                                                           ---               ---

              Total liabilities valued                $ 86,675          $ 86,588
                                                      ========          ========


                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 15 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that, were Citrus to have disposed of such items at December 31, 2000, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2000, should not necessarily be considered to apply at subsequent dates.


NOTE 16 - REGULATORY CAPITAL

The Federal Reserve Board and other bank regulatory agencies have adopted risk-based capital guidelines for banks and bank holding companies. The main objectives of the risk-based capital framework are to provide a more consistent system for comparing capital positions of banking organizations and to take into account the different risks among banking organizations' assets, liabilities, and off-balance sheet items. Bank regulatory agencies have supplemented the risk-based capital standard with a leverage ratio for Tier I capital to total reported assets.

Failure to meet the capital adequacy guidelines and the framework for prompt corrective actions could initiate actions by the regulatory agencies, which could have a material effect on the financial statements.

As of December 31, 2000, the most recent notification from the FDIC, Citrus Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, it will have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.

                                                                                               To Be Well
                                                                                              Capitalized
                                                                                              Under Prompt
                                                                  For Capital              Corrective Action
                                         Actual                  Adequacy Purposes            Provisions
                                    Amount     Ratio           > Amount   > Ratio         > Amount   > Ratio
                                    ------     -----           --------   -------         --------   -------
                                                              (Dollars in Thousands)
As of December 31, 2000
     Total Risk-Based Capital
     (To Risk-Weighted Assets)     $ 8,734     10.29%           $ 6,789     8.00%          $ 8,486    10.00%
     Tier I Capital
     (To Risk-Weighted Assets)     $ 7,748      9.13%           $ 3,394     4.00%          $ 5,091     6.00%
     Tier I Capital
     (To Adjusted Total Assets)    $ 7,748      8.16%           $ 3,800     4.00%          $ 4,750     5.00%

As of December 31, 1999
     Total Risk-Based Capital
     (To Risk-Weighted Assets)     $ 8,417     11.91%           $ 5,654     8.00%          $ 7,067    10.00%
     Tier I Capital
     (To Risk-Weighted Assets)     $ 8,016     11.34%           $ 2,827     4.00%          $ 4,240     6.00%
     Tier I Capital
     (To Adjusted Total Assets)    $ 8,016      9.34%           $ 3,434     4.00%          $ 4,293     5.00%

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 17 - PARENT COMPANY FINANCIAL INFORMATION

Presented  below  are  condensed  financial   statements  for  Citrus  Financial
Services, Inc. (parent only):

Condensed Balance Sheets as of December 31:               2000              1999
                                                          ----              ----
                                                         (Dollars In Thousands)
Assets
     Cash and cash equivalents                          $   589          $     3
     Investment in subsidiary bank, net                   7,745            7,940
     Other assets                                           437              559
                                                            ---              ---

     Total                                              $ 8,771          $ 8,502
                                                        =======          =======

Liabilities and Stockholders' Equity
     Liabilities                                        $   -            $   135
     Stockholders' equity                                 8,771            8,367
                                                          -----            -----

     Total                                              $ 8,771          $ 8,502
                                                        =======          =======

Condensed Statements of Operations and Stockholders' Equity
Years Ended December 31:                                               2000           1999
                                                                       ----           ----
                                                                      (Dollars In Thousands)
Equity in net income (loss) of subsidiary bank                       $  (268)      $        1
Other income                                                              29               45
Other expenses                                                          (163)            (322)
                                                                        ----             ----
Net loss                                                                (402)            (276)
Stockholders' Equity:
     Beginning of  year                                                8,367            6,447
     Stock warrants exercised and rounding                               733            2,239
     Net change in unrealized holding gains (losses)
         on securities in subsidiary bank                                 73              (43)
                                                                          --              ---

     End of year                                                     $ 8,771          $ 8,367
                                                                     =======          =======

Condensed Statements of Cash Flows
Years Ended December 31:                                            2000             1999
                                                                    ----             ----
                                                                   (Dollars In Thousands)
Operating Activities
Net loss                                                          $  (402)        $   (276)
Adjustment to reconcile net loss to net cash
     provided by operating activities:
     Equity in undistributed earnings of subsidiary                   268             (  1)
     Other                                                            (13)             (94)
                                                                      ---              ---
Net Cash Used In Operating Activities                                (147)            (371)
Net Cash Used by Investing Activities:
     Capital contribution to Citrus Bank                                -           (2,000)
Net Cash Provided by Financing Activities:
     Proceeds from stock warrants and options exercised               733            2,239
                                                                      ---            -----
Net Increase (Decrease) in Cash and Cash Equivalents                  586             (132)
Cash and Cash Equivalents:
     Beginning of year                                                  3              135
                                                                        -              ---
     End of year                                                   $  589         $      3
                                                                   ======         ========

                 CITRUS FINANCIAL SERVICES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


NOTE 18 - PUBLIC STOCK OFFERING

On December 30, 1999, Citrus filed an application for withdrawal of its Registration Statement on Form SB-2 ("Registration Statement"). As a result of terminating the public offering, Citrus expensed costs totaling approximately $337,000 that were incurred in connection with the Registration Statement and the public offering. Also, in connection with the organization of the proposed Sebring bank (as discussed in the Registration Statement), Citrus had expensed approximately $79,000 in organizational costs.


NOTE 19 - SUBSEQUENT EVENT

On March 6, 2001, Citrus signed an Agreement and Plan of Reorganization by and among CIB Marine Bancshares, Inc. ("CIBM"), Citrus, and Citrus Bank. Under the terms of this agreement, which are subject to stockholder and regulatory approval, Citrus' outstanding common stock will be converted into shares of CIBM based at the respective exchange values. If the Citrus exchange value is less than $9.50, CIBM may, in its sole discretion, (i) terminate its agreement; (ii) substitute $9.50 as the Citrus exchange value; or, (iii) offer Citrus the exchange value as calculated in the agreement and Citrus may, in its sole discretion, accept the offer and all other terms of the agreement. It is the intent of the parties that closing will take place within 180 days of the date of this agreement.

Board of Directors
Citrus Financial Services, Inc.
Citrus Bank, National Association

Robert L. Brackett
          Chairman of the Board, Citrus Financial Services, Inc. and Citrus Bank, N.A.
          Treasurer and Director, Credit Data Services, Inc.
          Real Estate Investments

Randy J. Riley
          Interim President and Chief Executive Officer, Citrus Financial Services, Inc.
          President and Interim Chief Executive Officer, Director, Citrus Bank, N.A.

S. Hallock duPont, Jr.
         Director, Citrus Financial Services, Inc. and Citrus Bank, N.A. President, Europa Corp.

Hubert Graves, Jr.
         Director, Citrus Financial Services, Inc. and Citrus Bank, N.A. President, Hubert Graves Citrus, Inc.
         President, HGX, Inc.

Roy H. Lambert
         Director, Citrus Financial Services, Inc.
         Chairman, Regency Windsor Companies

Earl H. Masteller
         Director, Citrus Financial Services, Inc. and Citrus Bank, N.A. President, Masteller, Moler & Associates, Inc.
         Vice President, Masteller, Moler & Reed, Inc.
         Secretary, Masteller, Moler & Pullium, Inc.

John A. Purdie
         Director, Citrus Financial Services, Inc. and Citrus Bank, N.A. President, Regency Windsor Capital, Inc.

Louis L. Schlitt
         Director, Citrus Financial Services, Inc. and Citrus Bank, N.A. Past President, Schlitt Insurance Services, Inc.
         Past President, Louis Schlitt, Inc.

William B. Schuh
         Director,  Citrus Bank, N.A.
         Retired.  Past Community Development Manager, Citrus Bank, N.A.

Walter E. Smith, Jr.
         Director, Citrus Financial Services, Inc.
         Owner/Operator, Travel Centers of America (Four)

James R. Thompson
         Director, Citrus Financial Services, Inc. and Citrus Bank, N.A. Consulting Engineer, Regency Windsor Capital, Inc.

Officers
Citrus Financial Services, Inc.
Citrus Bank, National Association

Randy J. Riley
Interim President and Chief Executive Officer, Citrus Financial Services, Inc. President and Interim Chief Executive Officer, Citrus Bank, N.A.

Marion H. Tupek
Vice President, Citrus Financial Services, Inc.
Vice President and Cashier, Citrus Bank, N.A.

John M. Tench
Senior Vice President, Citrus Bank, N.A.
Highlands County Area President, Citrus Bank, N.A.

Nellie Bair
Vice President, Highlands County
Citrus Bank, N.A.

Joanna Brown
Vice President, Controller
Citrus Bank, N.A.

Barbara S. Camarigg
Vice President, Loan Operations
Citrus Bank, N.A.

Diana R. Best
Assistant Vice President, Operations Manager
Citrus Bank, N.A.

E. Angel Brown
Assistant Vice President, Branch Manager
Vero Beach Banking Center, Citrus Bank, N.A.

Doreen DiDonato
Assistant Vice President, Loan Operations Manager
Citrus Bank, N.A.

Cath Gronlund
Assistant Vice President, Branch Manager
Barefoot Bay Banking Center, Citrus Bank, N.A.

Gary B. Pruett
Assistant Vice President, Credit Manager
Citrus Bank, N.A.

Michele L. Schenarts
Assistant Vice President, Branch Operations Manager
Sebastian Banking Center, Citrus Bank, N.A.

Shareholder Information

Shareholder Assistance: Shareholders requiring a change of address, records or information about lost /missing certificates should contact:

Continental Stock Transfer and Trust Company
     2 Broadway
     New York, New York 10004
     (212) 509-4000

Information: Analysts, investors and others seeking financial data or general information are asked to contact:

     Randy J. Riley, Interim President and CEO
     Telephone: (561) 778-4100

Publications: Requests for printed materials including annual and quarterly reports, proxy statements, 10-KSB and 10-QSB reports should be directed to CFSI's Cashier:

   Citrus Financial Services, Inc.
     P.O. Box 2560
     Vero Beach, FL 32961-2560
     Telephone: (561) 778-4100

Annual Meeting: Citrus' 2001 annual meeting of shareholders will be held at 5:00 p.m. on Monday, April 23, 2001, at the Courthouse Executive Center, 2066 14th Avenue, Vero Beach, Florida.

Independent Auditors:
     Stevens, Powell & Company, P.A.
     8382 Baymeadows Road, Suite 2
     Jacksonville, Florida   32256
     Telephone: (904) 448-9791

Legal Counsel:
     Igler & Dougherty, P.A.
     1501 Park Avenue East
     Tallahassee, Florida 32301
     (850) 878-2411